                                                                  Exhibit (c)(1)

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                            PENOBSCOT SHOE COMPANY,

                           PSC ACQUISITION CORP. AND

                              RIEDMAN CORPORATION



                          DATED AS OF OCTOBER 6, 1999

                                TABLE OF CONTENTS

                                    ARTICLE I
                              THE OFFER AND MERGER

   Section 1.1 The Offer.................................................................................1
   Section 1.2 Company Actions...........................................................................4
   Section 1.3 Directors.................................................................................6
   Section 1.4 The Merger................................................................................6
   Section 1.5 Effective Time............................................................................7
   Section 1.6 Closing...................................................................................7
   Section 1.7 Directors and Officers of the Surviving Corporation.......................................7
   Section 1.9 Stockholders' Meeting.....................................................................8
   Section 1.8 Merger Without Meeting of Stockholders....................................................8

                                   ARTICLE II
                            CONVERSION OF SECURITIES

   Section 2.1 Conversion of Capital Stock...............................................................9
   Section 2.2 Exchange of Certificates..................................................................9
   Section 2.3 Demanding Shares / Dissenting Shares.....................................................11
   Section 2.4 Termination of Company Option Plans and Options..........................................12

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Section 3.1 Organization.............................................................................13
   Section 3.2 Capitalization...........................................................................14
   Section 3.3 Authorization; Validity of Agreement; Company Action.....................................15
   Section 3.4 Consents and Approvals; No Violations....................................................15
   Section 3.5 SEC Reports and Financial Statements.....................................................16
   Section 3.6 No Undisclosed Liabilities...............................................................16
   Section 3.7 Absence of Certain Changes...............................................................16
   Section 3.8 Employee Benefit Plans; ERISA............................................................17
   Section 3.9 Litigation...............................................................................19
   Section 3.10 No Default; Compliance with Applicable Laws.............................................20
   Section 3.11 Taxes...................................................................................21
   Section 3.12 Property................................................................................22
   Section 3.13 Environmental Matters...................................................................22
   Section 3.14 Intellectual Property ..................................................................24
   Section 3.15 Material Contracts......................................................................24
   Section 3.16 Labor Matters...........................................................................25
   Section 3.17 Restrictions on Business Activities.....................................................26
   Section 3.18 Year 2000 Compliance....................................................................26
   Section 3.19 Vote Required...........................................................................26
   Section 3.20 Brokers.................................................................................27
   Section 3.21 Opinion of Financial Advisor............................................................27
   Section 3.22 Information in Proxy Statement; Schedule 14D-1..........................................27

   Section 3.23 Takeover Statutes.......................................................................27

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER 27

   Section 4.1 Organization.............................................................................28
   Section 4.2 Authorization; Validity of Agreement; Necessary Action...................................28
   Section 4.3 Consents and Approvals; No Violations....................................................28
   Section 4.4Financing.................................................................................29
   Section 4.5 Information in Offer Documents; Proxy Statement; Schedule 14D-9..........................29
   Section 4.6 Purchaser's Operations...................................................................29
   Section 4.7 Brokers or Finders.......................................................................30
   Section 4.8Ownership of the Company..................................................................30

                                    ARTICLE V
                                    COVENANTS

   Section 5.1 Interim Operations of the Company........................................................30
   Section 5.2 Access to Information....................................................................33
   Section 5.3 Consents and Approvals...................................................................33
   Section 5.4 No Solicitation .........................................................................35
   Section 5.5Publicity.................................................................................35
   Section 5.6Notification of Certain Matters...........................................................36
   Section 5.7 Directors' and Officers' Insurance and Indemnification ..................................36
   Section 5.8 Further Assurances ......................................................................37
   Section 5.9 Fees and Expenses .......................................................................37
   Section 5.10 Employee Matters .......................................................................37
   Section 5.11 Takeover Statute .......................................................................39
   Section 5.12 Solvency After the Closing..............................................................39

                                   ARTICLE VI
                                   CONDITIONS

   Section 6.1 Conditions to Each Party's Obligation To Effect the Merger...............................39
   Section 6.2 Conditions to Obligation of Company to Effect Merger.....................................36
   Section 6.3 Condition to Obligation of Parent and Purchaser to Effect Merger.........................36

                                   ARTICLE VII
                                   TERMINATION

   Section 7.1 Termination..............................................................................42
   Section 7.2 Effect of Termination....................................................................42
   Section 7.3 Payment of Non-Recommendation Termination Fee............................................42

                                  ARTICLE VIII
                                  MISCELLANEOUS

   Section 8.1 Amendment and Modification...............................................................43
   Section 8.2 Non-Survival of Representations and Warranties...........................................43

   Section 8.3 Notices..................................................................................44
   Section 8.4 Counterparts.............................................................................45
   Section 8.5 Entire Agreement; Third-Party Beneficiaries..............................................45
   Section 8.6 Severability ............................................................................45
   Section 8.7 Governing Law ...........................................................................45
   Section 8.8 Jurisdiction ............................................................................45
   Section 8.9 Assignment...............................................................................46
   Section 8.10 Waiver..................................................................................47
   Section 8.11 Headings ...............................................................................47
   Section 8.12 Specific Performance ...................................................................47
   Section 8.13 Obligations of Parent and the Company of Parent and the Company ........................47
   Section 8.14 Limitations on Warranties ..............................................................47
   Section 8.15 Schedules ..............................................................................48
   Section 8.16 Interpretation .........................................................................48
   Section 8.17 Execution ..............................................................................48

                            GLOSSARY OF DEFINED TERMS

         All capitalized terms used herein shall have the meanings given thereto in this Agreement. The following capitalized terms are defined in the Section set forth opposite such terms.

                                                                                             SECTION OF
DEFINED TERM                                                                                 DEFINED TERM
------------                                                                                 ------------
Acquisition Proposal........................................................................Section 5.4(e)
Agreement.........................................................................................Preamble
Appointment Date........................................................................... Section 1.3(b)
Articles of Merger.............................................................................Section 1.5
Benefit Plans...............................................................................Section 3.8(a)
Certificates............................................................................... Section 2.2(a)
Claim.......................................................................................Section 5.79a)
Closing....................................................................................... Section 1.6
Closing Date.................................................................................. Section 1.6
Code....................................................................................... Section 2.2(d)
Company.......................................................................................... Preamble
Company Assets................................................................................Section 3.12
Company Common Stock............................................................................. Recitals
Company Material Adverse Effect................................................................Section 3.1
Company SEC Documents..........................................................................Section 3.5
Confidentiality Agreement...................................................................Section 5.2(b)
Continuing Directors........................................................................Section 1.3(a)
Demanding Common Stock........................................................................ Section 2.3
Disclosure Schedule............................................................................Article III
Dissenting Common Stock....................................................................... Section 2.3
ERISA.......................................................................................Section 3.8(a)
ERISA Affiliate.............................................................................Section 3.8(a)
Effective Time.................................................................................Section 1.5
Environmental Laws......................................................................Section 3.13(b)(i)
Environmental Liabilities.............................................................Section 3.13(b)(iii)
Environmental Permits..................................................................Section 3.13(b)(ii)
Exchange Act............................................................................... Section 1.1(a)
Expiration Date............................................................................ Section 1.1(a)
Fee.........................................................................................Section 7.3(a)
GAAP...........................................................................................Section 3.5
Governmental Entity............................................................................Section 3.4
Hazardous Substances...................................................................Section 3.13(b)(iv)
IRS.........................................................................................Section 3.8(b)
Indemnified Party...........................................................................Section 5.7(a)
Insured Parties.............................................................................Section 5.7(b)
Intellectual Property.........................................................................Section 3.14
Knowledge...................................................................................Section 3.8(e)
Liens.........................................................................................Section 3.12
MBCA....................................................................................... Section 1.2(a)

Maine Secretary............................................................................... Section 1.5

Majority Shareholders.............................................................................Recitals
Material Contracts............................................................................Section 3.15
Maine Secretary................................................................................ Section 1.5
Material Contracts............................................................................Section 3.15
Maximum Premium.............................................................................Section 5.7(b)
Merger........................................................................................ Section 1.4
Merger Consideration....................................................................... Section 2.1(c)
Minimum Condition.......................................................................... Section 1.1(a)
Most Recent Audited Balance Sheet.............................................................Section 3.12
Multiemployer Plan..........................................................................Section 3.8(d)
Offer...................................................................................... Section 1.1(a)
Offer Documents............................................................................ Section 1.1(d)
Offer Price................................................................................ Section 1.1(a)
Offer to Purchase...........................................................................Section 1.1(b)
Option Plan....................................................................................Section 2.4
Options........................................................................................Section 2.4
Ordinary Course of Business....................................................................Section 3.6
PBGC........................................................................................Section 3.8(c)
Parent........................................................................................... Preamble
Paying Agent............................................................................... Section 1.1(e)
Payment Fund............................................................................... Section 1.1(e)
Permitted Liens...............................................................................Section 3.12
Person......................................................................................Section 2.2(a)
Potential Acquirer..........................................................................Section 5.4(b)
Proxy Statement.........................................................................Section 1.9(a)(ii)
Purchaser........................................................................................ Preamble
Purchaser Common Stock........................................................................ Section 2.1
Purchaser Material Adverse Effect..............................................................Section 4.1
Real Property..........................................................................Section 3.13(a)(ii)
Representatives.............................................................................Section 5.2(a)
Schedule 14D-1............................................................................. Section 1.1(d)
Schedule 14D-9............................................................................. Section 1.2(b)
SEC........................................................................................ Section 1.1(d)
Shares........................................................................................... Recitals
Significant Contracts.........................................................................Section 3.10
Subsidiary..................................................................................Section 3.1(a)
Superior Proposal...........................................................................Section 5.4(f)
Surviving Corporation......................................................................... Section 1.4
Tax Return.................................................................................Section 3.11(h)
Taxes......................................................................................Section 3.11(h)
Tender Agreements................................................................................ Recitals
Transactions............................................................................... Section 1.2(a)
Voting Debt.................................................................................Section 3.2(a)
Year 2000 Compliant........................................................................Section 3.18(b)
1998 Financial Statements......................................................................Section 3.5
1998 Form 10-K.................................................................................Section 3.5

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER, dated as of October 6, 1999 (this "Agreement"), by and among Riedman Corporation, a New York corporation ("Parent"), PSC Acquisition Corp., a Maine corporation and an indirect wholly-owned subsidiary of Parent ("Purchaser"), and Penobscot Shoe Company, a Maine corporation (the "Company").

                                R E C I T A L S :

         WHEREAS, Parent and Purchaser have proposed acquiring all the outstanding common stock, par value $1.00 per share, of the Company, (the "Shares" or "Company Common Stock") at a price of $11.75 per Share in cash;

         WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger;

         WHEREAS, as a condition and inducement to Parent's and Purchaser's entering into this Agreement and incurring the obligations set forth herein, several of the stockholders (the "Majority Stockholders") holding in the aggregate approximately 53.33% of the outstanding shares of Company Common Stock concurrently herewith entering into Tender Agreements (the "Tender Agreements"), dated as of the date hereof, with Parent and Purchaser, pursuant to which, among other things, they are agreeing to tender all of their Shares in the Offer, all upon the terms and subject to the conditions set forth in the Tender Agreements; and

         WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent and Purchaser upon the terms and subject to the conditions set forth herein;

                              P R O V I S I O N S :

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                              THE OFFER AND MERGER

         SECTION 1.1 THE OFFER.

                  (a) Provided this Agreement shall not have been terminated in accordance with Section 7.1, as promptly as practicable (but in no event later than five (5) business days after the public announcement of the execution of this Agreement), Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer (the "Offer") to purchase for cash any and all shares of the issued and outstanding Company Common Stock at a price of

$11.75 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer being referred to herein as the "Offer Price"), subject to the conditions set forth herein and in Annex A attached hereto. The Company shall not tender Shares held by it or by any of its Subsidiaries pursuant to the Offer and the Purchaser shall not be obligated to purchase any such Shares. The obligations of Purchaser to consummate the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to there being validly tendered and not withdrawn prior to the expiration of the Offer, not less than eighty percent (80%) of the total issued and outstanding shares of Company Common Stock on the date hereof (the "Minimum Condition") (which on this date constitutes 1,110,633 Shares), and the other conditions set forth in Annex A attached hereto. Except as expressly provided in Sections 1.1(b) and (c), the Purchaser expressly reserves the right to waive any such condition, to increase the price payable in the Offer and to make any other changes in the terms and conditions of the Offer.

                  (b) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A attached hereto. Unless previously approved by the Company in writing, no change may be made by Purchaser that (i) decreases the Offer Price, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the maximum number of Shares to be purchased in the Offer, (iv) imposes conditions to the Offer in addition to those set forth in Annex A, (v) amends the conditions set forth in Annex A to broaden the scope of such conditions, (vi) extends the Offer except as provided in Section 1.1(c), or (vii) amends or waives the Minimum Condition.

                  (c) Subject to the terms and conditions hereof, the initial expiration date of the Offer shall be twenty (20) business days after the commencement of the Offer (as extended in accordance herewith, the "Expiration Date"), subject to extension as provided in this Section 1.1(c). Notwithstanding anything herein to the contrary, Purchaser shall be entitled (i) to extend the Offer (and defer the Expiration Date) for a period ending no later than ninety
(90) days after the commencement of the Offer in one or more periods of not more than ten (10) business days each, if at any scheduled Expiration Date, any condition to the Offer is not satisfied or waived by Purchaser; (ii) to extend the Offer (and defer the Expiration Date) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer; and (iii) to extend the Offer (and defer the Expiration Date) further for an additional period ending no more than one hundred fifty (150) days (in one or more periods of not more than ten (10) business days each) following an extension pursuant to clause
(i) of this sentence, if at the Expiration Date, as deferred pursuant to clause
(i) of this sentence, the condition to the Offer set forth in paragraph (b)(i) of Annex A has not been satisfied or waived or the condition to the Offer set forth in paragraph (b)(v) of Annex A has not been satisfied or waived; and (iv) at the Expiration Date, if all conditions to the Offer have been satisfied or waived by Purchaser, and for so long as less than ninety percent (90%) of the outstanding shares of Company Common Stock have been validly tendered and not properly withdrawn pursuant to the Offer, Purchaser may, in its sole discretion and without the consent of the Company, extend the Offer (and defer the Expiration Date) for up to an additional ten (10) business days in the aggregate (in periods of no more than five (5) business days each). Subject to the terms and conditions of this Agreement, if any one or more of the conditions to the Offer set forth on Annex A (other than the Minimum Condition) are not satisfied or waived by Parent and Purchaser at the time of any scheduled Expiration Date, then, provided, that such conditions are and continue to be reasonably capable of being satisfied by December 31, 1999, Purchaser shall extend the Offer in such intervals of no less than five (5) business days each up until December 31, 1999. Any extension of the Offer in accordance herewith shall defer the Expiration Date until the latest date to which the Offer is so extended. Subject to the terms and conditions of the Offer and this Agreement, Purchaser shall (and Parent shall cause

Purchaser to) accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer, as promptly as practicable after the expiration of the Offer.

                  (d) As soon as practicable on the date the Offer is commenced, Parent and Purchaser shall file with the SEC a Tender Offer Statement on
Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1"). The Schedule 14D-1 shall include, as exhibits, the Offer to Purchase, a form of related letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). Parent and Purchaser agree that they shall cause the Offer Documents to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable laws. Parent and Purchaser further agree that the Offer Documents, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to information supplied by the Company or any of its stockholders in writing specifically for inclusion or incorporation by reference in the Offer Documents. The Company agrees that the information provided by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and Purchaser shall take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and Purchaser, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Purchaser further shall take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the Offer Documents to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Purchaser agree to provide in writing to the Company and its counsel any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

                  (e) Simultaneously with the execution of this Agreement, Parent shall designate a bank or trust company (the "Paying Agent") to make payments of the funds which holders of shares of Company Common Stock shall be entitled as payment for their Shares which are tendered and accepted by Purchaser or to which they otherwise become entitled to in connection with the Merger as provided herein. Such amount shall hereinafter be referred to as the "Payment Fund." The expenses of the Paying Agent may be paid from the Payment Fund only to the extent of any interest that accrues thereon and to the extent that such interest is insufficient to pay those expenses, the Parent shall pay such expenses. Simultaneously with the execution and delivery hereof, Parent shall take all steps necessary to deposit or cause the Purchaser to deposit with an escrow agent, in escrow for the benefit of the Company's stockholders, immediately available funds equal to the aggregate Offer Price for all Shares outstanding as of the date hereof, together with the aggregate amount payable to the holders of Options pursuant to Section 2.4. The escrow shall be established pursuant to an Escrow

Agreement in the form of Exhibit A annexed hereto which shall be entered into by the escrow agent and the parties hereto at the time that the escrow is established. The Payment Fund shall not be used for any purpose that is not provided herein. The Paying Agent may invest, if so directed by Parent or Purchaser, the Payment Fund in obligations of the United States government or any agency or instrumentality thereof, or in obligations that are guaranteed or insured by the United States government or an agency or instrumentality thereof. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent or Purchaser on demand. In the event at the end of any calendar month after the Payment Fund is deposited with the Payment Agent, the Payment Fund shall realize a loss on any such investment, Parent shall promptly thereafter deposit in such Payment Fund cash in an amount necessary so that the Payment Fund will be sufficient to satisfy all of the Purchaser's remaining obligations originally contemplated to be paid out of such Payment Fund.

         SECTION 1.2 COMPANY ACTIONS.

                  (a) The Company hereby approves of and consents to the Offer and represents that (i) its Board of Directors, at a meeting duly called and held on October 6, 1999, has, subject to the terms and conditions set forth herein, (A) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (collectively, the "Transactions"), determining that the Merger is advisable and that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and such approval constitutes approval of the Offer, this Agreement and the Merger for purposes of Section 611-A of the Maine Business Corporation Act (the "MBCA"); and (B) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Purchaser and approve and adopt this Agreement and the Merger, provided that such recommendation may be withdrawn, modified or amended as provided in Section 5.4(d) hereof and (ii) the restrictions on "business combinations" contained in Section 611-A of the MBCA are inapplicable to the transactions contemplated by this Agreement and the Tender Agreements. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of its Board of Directors described in clause
(i)(B) of the immediately preceding sentence, unless and until such recommendation is withdrawn or modified, in a manner adverse to Parent, in accordance with Section 5.4(d) hereof. The Company has been advised by each of its directors and executive officers that they intend to tender or cause to be tendered to the Purchaser pursuant to the Offer all Shares beneficially owned by them and to vote such Shares in favor of the approval and adoption of this Agreement and the Transactions.

                  (b) Concurrently with the filing of the Schedule 14D-1, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall contain the recommendation referred to in clause (i)(B) of Section 1.2(a) hereof. The Company shall take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of Shares to the extent required by applicable federal securities laws. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable laws. The Company further agrees that the Schedule 14D-9, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Purchaser in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Parent and Purchaser agree that the information provided by them specifically in writing for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further shall take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company agrees to provide in writing to Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

                  (c) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish Purchaser with such information and assistance as Purchaser or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Except for such steps as are necessary to disseminate the Offer Documents and to consummate the Merger, and subject to the requirements of applicable law, each of Parent and Purchaser and their agents shall hold in confidence until the Effective Time the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, shall use such information only in connection with the Offer and Merger and, if this Agreement shall be terminated, will deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control or to destroy the same.

         SECTION 1.3 DIRECTORS.

                  (a) So long as this Agreement is in effect, the Company shall not cause or permit the size of its Board of Directors to be expanded to more than five (5) directors. Promptly upon the purchase of and payment for Shares by Parent or Purchaser pursuant to the Offer, if the Minimum Condition has been met, Parent shall, upon request, be entitled to designate three (3) directors to the Company's Board of Directors. The Company shall, upon request of Purchaser or Parent, secure the resignations of such number of its incumbent directors as is necessary, consistent with the request of Purchaser or Parent, to enable Parent's designees to be so elected to the Company's Board of Directors, and shall take all actions necessary to cause Parent's designees to be so elected or appointed. At such times, the Company will use its best efforts to cause individuals designated by Parent to constitute the same percentage as such individuals represent on the Company's Board of Directors on each committee of the Board. Notwithstanding the foregoing, until the Effective Time, the Company shall retain as members of its Board of Directors two (2) directors who are directors of the Company on the date hereof (the "Continuing Directors"); provided, however, that upon and after satisfaction of the Minimum Condition and subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Board of Directors. If a Continuing Director resigns from the Company's Board of Directors, Parent, Purchaser and the Company shall permit the remaining Continuing Director to appoint the resigning Director's successor who shall be deemed to be a Continuing Director. The Company's obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent or Purchaser shall supply to the Company in writing and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Upon receipt of such information from Parent or Purchaser, the Company shall include in the Schedule 14D-9 (as an annex or otherwise) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors.

                  (b) From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors (the "Appointment Date"), the unanimous vote of the entire Board of Directors of the Company, including the Continuing Directors, is required for the Company to: (i) amend or terminate this Agreement, (ii) extend the time for performance of any of the obligations or other acts of Parent or Purchaser hereunder except as otherwise specifically permitted herein, or (iii) waive any condition of the Company's obligations hereunder or any of the Company's rights or remedies hereunder.

         SECTION 1.4 THE MERGER. Subject to the terms and conditions of this Agreement and the provisions of the MBCA, at the Effective Time, the Company and Purchaser shall consummate a merger (the "Merger") pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Maine, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Pursuant to the Merger, (x) the Articles of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and (y) the By-Laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation and such By-Laws. The Merger shall have the effects set forth in the MBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and the Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         SECTION 1.5 EFFECTIVE TIME. Subject to the terms and conditions set forth in this Agreement, Parent, Purchaser and the Company shall cause Articles of Merger (the "Articles of Merger") be executed and filed on the date of the Closing (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Maine (the "Maine Secretary") as provided in
Section 903 of the MBCA (or, if permitted, Section 904 of the MBCA). The Merger shall become effective on the date and at the time on which the Articles of

Merger have been duly filed with the Maine Secretary or on such other date and at such other time as the parties hereto may agree and as may be set forth in the Articles of Merger (such time being the "Effective Time").

         SECTION 1.6 CLOSING. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Eastern Standard Time, on a date to be specified by the parties, which shall be as soon as practicable, but in no event later than the third (3rd) business day after satisfaction or waiver of all the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Woods, Oviatt, Gilman, Sturman & Clarke LLP, Rochester, New York, unless another date or place is agreed to in writing by the parties hereto.

         SECTION 1.7 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and Chief Executive Officer of Purchaser and the officers of the Company (other than the Chief Executive Officer) immediately prior to the Effective Time shall, from and after the Effective Time, be the directors, Chief Executive Officer and other officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

         SECTION 1.8 STOCKHOLDERS' MEETING.  Notwithstanding Section 1.9 hereof:

                  (a) Following consummation of the Offer, if required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law and its Articles of Incorporation and By-Laws:

                           (i) duly call, give notice of, convene and hold a
special meeting of its stockholders as soon as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

                           (ii) prepare and file with the SEC a preliminary
proxy or information statement relating to the Merger and this Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

                           (iii) subject to Section 5.4(d), include in the Proxy
Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

                  (b) Parent shall provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement. Parent shall vote, or cause to be voted, all the Shares then owned by it, Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the approval and adoption of this Agreement.

         SECTION 1.9 MERGER WITHOUT MEETING OF STOCKHOLDERS. Notwithstanding the foregoing, in the event that Parent or Purchaser shall acquire at least ninety percent (90%) of the outstanding shares of Company Common Stock pursuant to the Offer, each of the parties hereto agree to cooperate and to take all reasonable necessary actions so that the Merger can be approved without a meeting of stockholders of the Company, in accordance with Section 904 of the MBCA, if possible.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

         SECTION 2.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or common stock, par value $.001 per share, of Purchaser (the "Purchaser Common Stock"):

                  (a) Each issued and outstanding share of the Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

                  (b) All shares of Company Common Stock that are owned by Parent, Purchaser or by the Company as treasury stock immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in connection therewith.

                  (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) hereof, any shares of Demanding Common Stock and any shares of Dissenting Common Stock) shall be converted into the right to receive the Offer Price payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with
Section 2.2 hereof, without interest, or (i) in the case of Demanding Common Stock, the right, if any, to receive payment from Purchaser for the "fair value" of such shares as determined in accordance with Section 910 of the MBCA or (ii) in the case of Dissenting Common Stock, the right, if any, to receive payment from the Surviving Corporation for the "fair value" of such shares as determined in accordance with Section 909 of MBCA.

         SECTION 2.2 EXCHANGE OF CERTIFICATES.

                  (a) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares were converted pursuant to Section 2.1(c) hereto into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration; provided, however, that such letter of transmittal shall be substantially in the form and substance of a letter of transmittal and instructions approved by the Company prior to the Effective Time, such approval not to be unreasonably withheld. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection
(e) below) for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. For purposes of this Agreement, the term "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, estate, unincorporated organization or other entity. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2(c) or (A) in the case of Dissenting Common Stock, the right, if any, to receive payment from the Surviving Corporation for the "fair value" of the Shares in accordance with Section 909 of the MBCA and (B) in the case of Demanding Common Stock, the right, if any, to receive payment from Purchaser for the "fair value" of such Shares determined in accordance with Section 910 of the MBCA.

                  (b) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

                  (c) At any time following one hundred eighty (180) days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such stockholder holds, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (d) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange therefor the Merger Consideration upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent or the Paying Agent may, in its discretion, require the delivery of a suitable bond or indemnity.

                  (e) Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Offer or Merger such amounts as Parent, Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law, it being acknowledged that Parent, Purchaser, the Surviving Corporation or the Paying Agent shall not deduct or withhold from the consideration otherwise payable to any such holder of Shares pursuant to the Offer or the Merger any amount with respect to which such holder has timely delivered to Parent, Purchaser, the Surviving Corporation or the Paying Agent, as the case may be, a properly executed Form W-9 in accordance with applicable law. Any amounts so withheld shall be delivered to the applicable taxing authority for the account of such holder of shares of Company Common Stock from whom the amount was withheld. To the extent amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made.

         SECTION 2.3 DEMANDING SHARES / DISSENTING SHARES. Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the MBCA, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised demand payment rights with respect thereto (the "Demanding Common Stock") in accordance with Section 910 of the MCBA or appraisal rights with respect thereto (the "Dissenting Common Stock") in accordance with Section 909 of the MBCA, shall not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Demanding Common Stock or Dissenting Common Stock shall be entitled to receive payment of the fair value of such shares of Demanding Common Stock or Dissenting Common Stock in accordance with the provisions of Section 910 or Section 909, respectively, of the MBCA unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the MBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Demanding Common Stock or Dissenting Common Stock shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 2.3, if (i) the Merger is rescinded or abandoned or (ii) the directors or stockholders of the Company revoke the authority to effect the Merger, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Common Stock pursuant to Section 909 of the MBCA shall cease. The Company shall give Parent prompt notice of any demands received by the Company for appraisals of shares of Dissenting Common Stock (and shall also give Parent prompt notice of any withdrawals of such demands) and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals or offer to settle or settle any such demands.

         SECTION 2.4 TERMINATION OF COMPANY OPTIONS AND OPTION PLAN

                  (a) The Company shall take all actions necessary to provide that, effective as of the date hereof, no further options to purchase Shares ("Options") may be granted under the Company's 1991 Stock Option Plan (the "Option Plan").

                  (b) The Company represents and warrants that, under the terms of the outstanding Options, all such Options shall, as of the Effective Time, be automatically cancelled and terminated and of no further force or effect, provided the holders of such Options receive from the Company an amount equal to the product of (i) the excess, if any, of the Offer Price over the exercise price of each such cancelled and terminated Option and (ii) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding taxes) (the "Option Price"). Prior to the Effective Time, holders of Options outstanding on the date hereof (including those which are unvested and shall accelerate and vest on the date of the closing of the Offer) may exercise their Options and tender the Shares issued in connection therewith to Purchaser pursuant to the Offer. Further, prior to the consummation of the Offer, holders of Options outstanding on the date hereof may transfer their Options to Purchaser and execute such documentation as Purchaser may require. In consideration for the transfer of such Options, the Purchaser shall pay to the holders of such transferred Options as of the consummation of the Offer an amount equal to the Option Price for the transferred Options. The Company represents and warrants and covenants to take such actions as may be necessary so that as of the Effective Time, all rights and obligations of the Company and the holder of any Option under any provision of the Option Plan (or any other plan, program or arrangement with respect to equity securities of the Company), any agreement entered into thereunder or any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled. The Company shall promptly deliver to Parent prior to the closing of the Offer true and complete copies of all documentation (all of which shall be reasonably satisfactory to Parent) ensuring that the foregoing is effected.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Purchaser that the statements contained in this Article III are correct and complete, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule" or "Schedule"). The Disclosure Schedule is arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this
Article III. Notwithstanding anything to the contrary contained in this Agreement, any information disclosed in one section of the Disclosure Schedule shall, should the existence of the information be relevant to any other section of the Disclosure Schedule, be deemed to be disclosed with respect to such section of the Disclosure Schedule.

         SECTION 3.1 ORGANIZATION.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such power or authority would not have a Company Material Adverse Effect. The Company has no Subsidiaries and does not hold any equity or other ownership interest, or any interest convertible into or exercisable for any equity or similar interest in, any corporation, partnership or joint venture or other business association or entity. As used in this Agreement, the word "Subsidiary" means, with respect to any Person any other Person of which (i) the first Person or any of its other Subsidiaries is a general partner (excluding partnerships in which the first Person or any of its other Subsidiaries do not have at least fifty percent (50%) of the voting interest) or (ii) at least fifty percent (50%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such other Person is directly or indirectly owned or controlled by the first Person and/or by any one or more of its Subsidiaries. As used in this Agreement, the term "Company Material Adverse Effect" means any event, change or effect (i) that is, or is reasonably expected to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities (contingent or otherwise) or results of operations of the Company, either individually or in the aggregate with similar events, changes or effects or (ii) which impairs the ability of the Company to consummate the transactions contemplated hereby; provided, however, that there shall be excluded from determination of any Company Material Adverse Effect under (i) any event, change or effect to the extent that it results from or arises from or relates to (x) changes in the industry in which the Company operates (including legal and regulatory changes): (y) the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby, including, but not limited to, (A) any stockholder litigation brought or threatened against the Company or any member of the Board of Directors of the Company in respect of this Agreement, the Offer or the Merger, or (B) any reduction or termination of orders received by the Company employees, distributors or resellers or (C) the cessation of employment by Company employees; and (z) any change in the market price of the Company Common Stock.

                  (b) The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Company Material Adverse Effect.

                  (c) The Company has heretofore delivered to Parent a complete and correct copy of each of its Articles of Incorporation and By-Laws, as currently in effect. In all material respects, the minute books of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Boards of Directors and all committees of the Boards of Directors of the Company. Except as set forth on Schedule 3.1(b) attached hereto, complete and accurate copies of all such minute books and of the stock register of the Company have been made available by the Company to the Parent.

         SECTION 3.2 CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock. As of the date hereof, (i) 1,388,291 shares of Company Common Stock are issued and outstanding, (ii) 75,000 shares of Company Common Stock are reserved for issuance of Options awarded under the Option Plan, of which 16,000 shares are reserved for outstanding options that are exercisable or will become exercisable prior to the Effective Time and (iii) 144,751.5 shares of Company Common Stock are held in the Company's treasury. All the outstanding shares of the Company Common Stock are, and all Shares which may be issued pursuant to the exercise of outstanding Options when issued in accordance with the respective terms thereof shall be, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. The Company does not have authorized or outstanding any bonds, debentures, notes or other indebtedness that have voting rights (or are convertible or exchangeable into or exercisable for securities having such rights) ("Voting Debt") on any matter pertaining to the Company.

                  (b) Except (i) as set forth above, (ii) for the Transactions contemplated by this Agreement, and (iii) as set forth in Schedule 3.2(a), (A) there are no shares of capital stock of the Company authorized, issued or outstanding, (B) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (C) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares, or capital stock of the Company or any affiliate of the Company or to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), any other Person.

                  (c) Schedule 3.2(c) annexed hereto sets forth the following information: (i) all outstanding Options, (ii) the holder of each of the Options, (iii) the Option Plan, (iv) the number of Options held by each such holder, (v) the exercise price of each such Option, (vi) the date of grant of such Option, (vii) the expiration date of such Option, (viii) whether such Option has vested as of the date hereof, and (ix) whether such Option is a non-qualified stock option or an "incentive stock option" within the meaning of
Section 422(b) of the Code.

                  (d) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock or equity interests of or in the Company. The Company is not required to redeem, repurchase or otherwise acquire shares of capital stock or other equity interests of or in the Company, as a result of the transactions contemplated by this Agreement.

         SECTION 3.3 AUTHORIZATION; VALIDITY OF AGREEMENT; COMPANY ACTION. The Company has full corporate power and authority to execute and deliver this Agreement and, to consummate the transactions contemplated hereby, subject to obtaining the approval of holders of fifty-five percent (55%) of the outstanding Shares prior to the consummation of the Merger. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of its stockholders as contemplated by Section 1.8 hereof in the case of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         SECTION 3.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth in Schedule 3.4 attached hereto, and except for such filings as may be required under the Exchange Act and with the American Stock Exchange and the filing of the Articles of Merger, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof shall (i) conflict with or result in any breach of any provision of the Articles of Incorporation or By-Laws of the Company, (ii) require on the part of the Company any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic or foreign (a "Governmental Entity"), (iii) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or similar instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound, (iv) violate any order, writ, injunction or decree currently in effect and binding upon or applicable to the Company, or contravene any statute, rule or regulation of any state or of the United States or political subdivision thereof or therein or any foreign government applicable to the Company or any of its properties or assets, (v) result in the creation or imposition of any lien, claim, security interest or other encumbrance on any of the assets of the Company, or (vi) result in the creation or imposition of any lien, claim, security interest or other encumbrance on any Company Common Stock, excluding from the foregoing clauses
(ii), (iii), (iv) or (v) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or the existence of such violations, breaches or defaults, would not, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 3.5 SEC REPORTS AND FINANCIAL STATEMENTS. The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act since November 11, 1997 through the date hereof (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates and, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company (the "1998 Financial Statements") included in the Company's Annual Report on Form 10-K for the fiscal year ended November 27, 1998 (including the related notes thereto) (the "1998 Form 10-K") and in the quarterly report on Form 10-Q for the fiscal quarters occurring since the 1998 Form 10-K, have been prepared from, and are in accordance with, the books and records of the Company comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end adjustments and to the absence of complete notes) and fairly present in all material respects the financial position and the results of operations and cash flows of the Company as at the dates thereof or for the periods presented therein. Except as disclosed in the Company SEC Documents, the books and records of the Company have been, and are being, maintained, in all material respects, in accordance with GAAP and any other applicable legal and accounting requirements (subject to normal year-end audit adjustments and the absence of notes).

         SECTION 3.6 NO UNDISCLOSED LIABILITIES. Except (a) as disclosed or provided for in the Company SEC Documents filed prior to the date hereof or on
Schedule 3.6 annexed hereto, (b) for liabilities and obligations incurred in the Ordinary Course of Business consistent with past practices since November 27, 1998, and (c) for liabilities and obligations incurred in connection with the consummation of the transactions contemplated hereby, the Company has not incurred any liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation. "Ordinary Course of Business" means the ordinary and usual course of business of the Company consistent with the Company's past custom and practice, including with respect to quantity and frequency.

         SECTION 3.7 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company SEC Documents filed to the prior date hereof or on Schedule 3.7 annexed hereto, since November 27, 1998, the Company has conducted its business in the Ordinary Course of Business and there has not been (a) any change in the financial condition, business or results of operations of the Company or the amount, character or ownership interests of the Company's assets that resulted in or would be reasonably expected to result in a Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the outstanding capital stock of the Company; (c) any material change by the Company in accounting principles or methods, except insofar as may have been required by GAAP; (d) any split, combination or reclassification of shares of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution of any outstanding capital stock or other equity interest of the Company; (e) any entry into any written employment agreement with, or any increase in the rate or terms of compensation payable or to become payable by the Company to any directors, officers or key employees; (f) any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees, except for increases occurring in the Ordinary Course of Business; (g) any amendment or restatement to the Articles of Incorporation or By-Laws of the Company; (h) any damage or destruction or loss of property (whether or not covered by insurance) that individually or in the aggregate would result in Company Material Adverse Effect; or (i) any sale, lease, transfer or assignment of any assets of the Company other than in the Ordinary Course of Business, provided that no such sale, lease, transfer of assignment has involved any assets (other than inventory sold in the Ordinary Course of Business) which are material or which in the aggregate are material.

         SECTION 3.8 EMPLOYEE BENEFIT PLANS; ERISA.

                  (a) Schedule 3.8(a) annexed hereto contains a true and complete list of each deferred compensation, bonus, profit sharing, stock option, pension, incentive compensation, and equity compensation plan, welfare plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA), each employment, consulting, change in control, termination or severance agreement or policy, and each fringe benefit, insurance, welfare, post-retirement, health, life, tuition refund, scholarship, relocation, disability, accident, sick, vacation, commission, payroll practices, retention, non-competition or any other employee benefit plan, fund, program agreement or arrangement (whether written or unwritten, insured or self-insured)), in each case, that is or was sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA or
Section 414(b), (c), (m) or (o) of the Code, or to which the Company or an ERISA Affiliate is a party, for the benefit of any employee, director or stockholder of the Company (whether current, former or retired) or their beneficiaries or to which the Company or any ERISA Affiliate has or could reasonably be expected to have any liability (the "Benefit Plans").

                  (b) With respect to each Benefit Plan, the Company has made available to Purchaser and Parent true and complete copies of the Benefit Plan documents, including amendments, and summary plan descriptions (or if the Benefit Plan is not a written Benefit Plan, a description thereof), any related trust, instruments, insurance vehicles or other instruments establishing a funding vehicle, the three (3) most recent Form 5500 reports, financial statements or summaries required under ERISA or the Code, the most recent determination letter received from the Internal Revenue Service (the "IRS") with respect to each Benefit Plan intended to qualify under Section 401 of the Code and any communication received by or furnished to the Company or any ERISA Affiliate from the IRS or any other governmental entity.

                  (c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (the "PBGC") (which premiums have been paid when due).

                  (d) No Benefit Plan is a "multiemployer pension plan," as defined in Section 3(37) or 4001(a)(3) of ERISA, or Section 414(f) of the Code (a "Multiemployer Plan") nor is any Benefit Plan a plan described in Section 4063(a) of ERISA.

                  (e) Each Benefit Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it is so qualified and, to the Knowledge (as defined herein) of the Company, nothing has occurred or is reasonably expected to occur through the Effective Time that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability. "Knowledge" means actual knowledge after reasonable inquiry provided that Knowledge of Persons that are not natural persons shall mean only actual personal knowledge of such Persons' executive officers after reasonable inquiry.

                  (f) No Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, or (ii) death benefits under any "pension plan".

                  (g) There are no pending or, to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits).

                  (h) With respect to each of the Benefit Plans on Schedule 3.8(a): (i) all payments required by any Benefit Plan, any collective bargaining agreement or other agreement, or by-law (including, without limitation, all contributions, insurance premiums, or inter-company charges) with respect to all periods through the date of the Effective Time shall have been made prior to the Effective Time or provided for by the Company as applicable, by full accruals (as if all targets required by such Benefit Plan had been or will be met at maximum levels) on its financial statements; (ii) no "accumulated funding deficiency" (within the meaning of Section 302 of ERISA and Section 412 of the Code) has been or could be reasonably expected to be incurred, whether or not waived, and no excise or other taxes have been or could be reasonably expected to be incurred or are due and owing with respect to the Benefit Plan because of any failure to comply with the minimum funding standards of ERISA and the Code;
(iii) the Benefit Plan complies and has been maintained and operated in all material respects in accordance with its terms and applicable law, including, without limitation, ERISA and the Code; (iv) no "prohibited transaction", within the meaning of Section 4975 of the Code and Section 406 of ERISA that has resulted or could reasonably be expected to result in liability to the Company, has occurred or is reasonably expected to occur with respect to the Benefit Plan; (v) no Benefit Plan is or is reasonably expected to be under audit or, to the Knowledge of the Company, investigation by the IRS, U.S. Department of Labor, or any other government authority and no such completed audit, if any, has resulted in the imposition of any Tax or penalty that has not been paid;
(vi) with respect to each Benefit Plan that is funded mostly or partially through an insurance policy, the Company has no liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Effective Time; and (vii) there has not been an adverse change in the financial condition of any such Benefit Plans covered under Title IV of ERISA since the date of the latest actuarial report prepared for such plans (copies of which have been provided to Parent and Purchaser) which would have caused a material change in the funded status of such plans from the status as of such date.

                  (i) Except as disclosed on Schedule 3.8(i) annexed hereto, the consummation of the transactions contemplated by this Agreement will not give rise to any liability for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee or director of the Company (whether current, former, or retired) or their beneficiaries solely by reason of such transactions or by reason of a termination of employment following such transactions. Except as previously disclosed in writing by the Company to Parent, no amounts payable under any Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code. Neither the Company nor any officer or employee thereof, has made any promise or commitment, whether legally binding or not, to create any additional plan, agreement, or arrangement, or to modify or change any existing Benefit Plan. No event, condition or circumstance exists that could reasonably be expected to result in an increase of the benefits provided under any Benefit Plan or the expense of maintaining any Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended before the Effective Time. No event, condition, or circumstance exists that would prevent the amendment or termination of any Benefit Plan in accordance with its terms and applicable law. Neither the Company nor any ERISA Affiliate has any unfunded liabilities pursuant to any Benefit Plan that is intended to be an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code.

         SECTION 3.9 LITIGATION. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its assets or its officers or directors in their capacities as such, which individually or in the aggregate with all other such suits, actions or proceedings is reasonably likely to have a Company Material Adverse Effect.

         SECTION 3.10 NO DEFAULT; COMPLIANCE WITH APPLICABLE LAWS.

                  (a) Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, the Company has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with any Governmental Entity that are required in order to permit it to carry on its business as it is presently conducted, other than those the absence of which will not have a Company Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are now in full force and effect, and, to the Knowledge of Company, no suspension or cancellation of any of them is threatened, in each case except as would not have a Company Material Adverse Effect.

                  (b) The execution and delivery of this Agreement, and the consummation by the Company of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Articles of Incorporation or By-Laws of the Company, (ii) a breach or violation of, or a default under, any Benefit Plan or any grant or award made under any of the foregoing, (iii) a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or obligation of the Company or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company is subject or (iv) any change in the rights or obligations of any party under any of the contracts described in clause (ii) or (iv) above, except for such breaches, violations, defaults, accelerations or changes that would not have a Company Material Adverse Effect.

         SECTION 3.11 TAXES.

                  (a) The Company has (i) duly filed (or there has been filed on their behalf) with the appropriate governmental authorities (x) all federal income Tax Returns required to be filed by it on or prior to the date hereof and
(y) all other Tax Returns required to be filed by it on or prior to the date hereof, other than such other Tax Returns the failure of which to file would not have a Company Material Adverse Effect, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on its behalf) for the payment of all Taxes shown to be due on such Tax Returns.

                  (b) No federal, state or local audits, actions, suits, proceedings, investigations, claims or assessments are presently pending or proposed in writing with regard to any Taxes or Tax Return of the Company.

                  (c) There are no outstanding written consents to extend the statutory period of limitations applicable to the assessment of any federal income Taxes or other material Taxes or deficiencies against the Company and no power of attorney granted by the Company with respect to any Taxes is currently in force.

                  (d) The Company (i) is not a party to any written or oral agreement with any third party providing for the allocation or sharing of Taxes or (ii) cannot have any liability or entitlement under any such agreement to which it previously was a party.

                  (e) Complete copies of (i) Tax Returns for the Company and
(ii) state and local income Tax and other Tax Returns of the Company for each of the years ended 1996, 1997 and 1998 have heretofore been made available to Parent and Purchaser.

                  (f) (i) All amounts required to be collected or withheld by the Company with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted, (ii) there are no Tax rulings, requests for rulings, refund claims, closing agreements or changes of accounting method relating to the Company that could materially affect its liability for Taxes of the Company due for any period after the Effective Time, (iii) the Company has not filed a consent under Section 341(f) of the Code or any comparable provisions of state revenue statues, and (iv) the Company will not be required to include in a taxable period ending after the Effective Time taxable income attributable to a prior taxable period that was not recognized in that taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state or local or foreign tax law;

                  (g) Since at least October 5, 1993, the Company has not been treated as a member of a consolidated group for income Tax reporting purposes.

                  (h) "Taxes" shall mean any and all taxes, charges, fees, levies, customs, duties, imposts or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, ad valorem, value added, asset, license, transaction, capital, estimated, employment, workers compensation, utility, severance, production, unemployment compensation, premium, windfall profits and gains taxes imposed by the United States Internal Revenue Service or any taxing authority (domestic or foreign), including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (domestic or foreign) with respect to Taxes.

         SECTION 3.12 PROPERTY. The Company has good and marketable title to, or a valid leasehold interest in, all properties, assets and rights of any kind whatsoever (whether real, personal or mixed, and whether tangible or intangible) (collectively, the "Company Assets") used by it, located on its premises or shown in the balance sheet of the Company dated November 27, 1998 included in the Company SEC Documents ("Most Recent Audited Balance Sheet"), in each case free and clear of any mortgage, security interest, deed of trust, claim, charge, title defect, lease, adverse interest or other lien, encumbrance or interest (collectively, "Liens"), except as shown on the Most Recent Audited Balance Sheet (the "Permitted Liens"). Except as otherwise disclosed by the Company to Parent and Purchaser in writing on or prior to the date hereof, there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings against or affecting any Company Assets and none of such Company Assets is subject to any commitment or other arrangement for its sale to a third party outside the Ordinary Course of Business.

         SECTION 3.13 ENVIRONMENTAL MATTERS.

                  (a) To the Company's Knowledge, except as set forth in
Schedule 3.13(a) annexed hereto, the Company SEC Documents filed with the SEC prior to the date hereof:

                           (i) the Company has not received any written
communication from any Person (including any Governmental Entity) stating or alleging that the Company is a potentially responsible party or is otherwise liable under any applicable Environmental Law with respect to any actual or alleged environmental contamination which remains unresolved or outstanding, other than any liabilities that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect; and the Company has not received any request for information from any Governmental Entity or any other Person with respect to any actual or alleged environmental contamination or non-compliance with Environmental Laws other than with respect to matters that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect;

                           (ii) all current and past operations of the Company,
including any operations at or from any property that is currently or was formerly owned, leased or operated by the Company ("Real Property") comply with and have at all times complied with all applicable Environmental Laws in effect as of the date hereof, except where the failure to be in compliance would not have a Company Material Adverse Effect;

                           (iii) excluding any nonfriable asbestos, the Real
Property contains no Hazardous Substances on, at or under it, nor have any Hazardous Substances migrated from the Real Property upon or beneath other properties in concentrations which would presently violate any applicable Environmental Law in effect as of the date hereof or would be reasonably likely to result in the imposition of Environmental Liabilities on the Company, or the Real Property under any applicable Environmental Law in effect as of the date hereof, including any liability or obligation for the investigation, corrective action, remediation or monitoring of Hazardous Substances on, under, at or from the Real Property, except with respect to violations or Environmental Liabilities that would not have a Company Material Adverse Effect;

                           (iv) the Company has been and is in full compliance
with the terms and conditions of all Environmental Laws (including compliance with all Environmental Permits which are required under applicable Environmental
Laws), except where the failure to be in compliance would not, individually or in the aggregate, have a Company Material Adverse Effect; and

                           (v) no Hazardous Substance has been disposed of,
transferred, released or transported by the Company or any of its Subsidiaries from any of the Real Property during the time such Real Property was owned or operated by the Company, other than as would not have a Company Material Adverse Effect and allowed under applicable Environmental Law at the time the disposal, transfer, release or transportation occurred and other than disposal at commercial or municipal disposal sites that are not presently listed on the CERCLA National Priorities List or any equivalent state list.

                  (b) (i) For purposes of this Section 3.13, "Environmental Laws" means all applicable foreign, state, federal and local laws and the applicable common law, regulations and rules, ordinances, codes, judgments, decrees and orders relating to health, safety, or the pollution, preservation or protection of the environment, including the release of Hazardous Substances into the environment.

                           (ii) For the purposes of this Section 3.13,
"Environmental Permits" means the permits, licenses, authorizations and approvals required or issued under any Environmental Law which are necessary for the conduct of the Company's businesses and for the operations on, in or at, the assets of the Company and the Real Property;

                           (iii) For the purposes of this Section 3.13,
"Environmental Liabilities" means any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, Liens, violations, costs and expenses (including attorneys' and consultants' fees) of investigation, remediation, monitoring or defense of any matter, which (A) are incurred as a result of (1) the existence of Hazardous Substances in, on, over, under, at or emanating from any Real Property, (2) the offsite transportation, treatment, storage or disposal of Hazardous Substances generated by the Company,
(3) the violation of or non-compliance with any Environmental Laws or (B) arise under the Environmental Laws; and

                           (iv) For the purposes of this Section 3.13,
"Hazardous Substances" means any petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead-based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, pesticides, and any chemicals, materials or substances regulated under any Environmental Law, or defined as or included in the definition of "hazardous substances", "extremely hazardous substances", "hazardous materials", "hazardous constituents", "toxic substances", "pollutants", "contaminants", or any similar denomination intended to classify or regulate such chemicals, materials or substances by reason of their toxicity, carcinogenicity, ignitability, corrosivity or reactivity or other characteristics under the Environmental Laws.

         SECTION 3.14 INTELLECTUAL PROPERTY. The Company owns all rights in, or possesses adequate licenses or other valid rights to use, all Intellectual Property that is used in the conduct of its business in the manner in which it is presently being conducted. The Company has not received any written notice that its rights in its Intellectual Property have been declared unenforceable or otherwise invalid by any court or Governmental Entity. To the Company's Knowledge, there is no existing infringement, misuse, or misappropriation of any Intellectual Property by others that is material to the business of the Company or which is reasonably likely to impose material liability on the Company. The Company has not received any written notice alleging that the operation of its business infringes in any material respect upon the rights of others in any Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean: trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and goodwill associated with the foregoing and registrations or applications for registration relating thereto; patents, applications for patents (including, but not limited to, divisions, continuations, continuations-in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, know-how; and all rights to the foregoing.

         SECTION 3.15 MATERIAL CONTRACTS. The Company has filed as an exhibit to its Annual Report on Form 10-K or another Company SEC Document all contracts to which the Company is a party or by which any of their respective properties or assets may be bound that are or would be required to be filed in an exhibit to an Annual Report on Form 10-K filed by it with the SEC as of the date of this Agreement (collectively, the "Material Contracts"). Except for the Material Contracts, the Company is not a party to any other contract, agreement or written understanding that is material to the Company or its business, operations, assets, financial performance, financial conditions or prospects. Each of the Material Contracts is valid and enforceable against the Company and/or the Company Assets, as applicable, in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability, now or hereafter in effect, affecting creditors' rights, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Neither the Company, nor, to the Knowledge of the Company's executive officers, any other party, is in breach of or in default under any Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or, to the Knowledge of the Company's executive officers, any other Party, except for any such unenforceability, default or event which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. No party to any Material Contract has given notice to the Company of, or made a claim against the Company with respect to, any breach or default thereunder, in any such case in which such breach or default, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

         SECTION 3.16 LABOR MATTERS. There are no controversies pending or, to the Knowledge of the Company, threatened between the Company and any of its employees, which controversies are reasonably likely to have a Company Material Adverse Effect. The Company is not involved in or threatened with any material labor dispute, grievance or litigation or investigation by a Governmental Entity relating to wages, labor, safety or discrimination or other matters involving any person employed by the Company, including, without limitation, charges of unfair labor practices or discrimination complaints except for any such dispute, grievance, litigation or investigation that would not be reasonably likely to have a Company Material Adverse Effect.

The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar such legislation of foreign jurisdictions in a manner that would be reasonably likely to have a Company Material Adverse Effect. The Company is not presently a party to, or bound by, any collective bargaining agreement or union contract with respect to any persons employed by the Company, and no collective bargaining agreement is being negotiated by the Company. The Company does not have any Knowledge of any current or pending strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of the Company, and there have been no such strikes, slowdowns, work stoppages or lockouts within the past three (3) years. The Company is and has operated its business in compliance in all material respects with all laws, regulations and orders relating to employment and employment practices, including, but not limited to, the Occupational Safety and Health Act, the Immigration Reform and Control Act and the Worker Adjustment and Retraining Notification Act and laws relating to wages, workers' compensation, employment discrimination, equal employment opportunity, affirmative action, employee privacy, wrongful or unlawful termination and unemployment insurance or similar such legislation of foreign jurisdictions, except where the failure to be in compliance would not have a Company Material Adverse Effect.

         SECTION 3.17 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon the Company which materially prohibits or impairs any business or operations of the Company.

         SECTION 3.18 YEAR 2000 COMPLIANCE.

                  (a) To the Knowledge of the Company and except as set forth in the Company SEC Documents filed as of the date hereof, the computer systems of the Company which are material to the conduct of the business of the Company will not cause a Company Material Adverse Effect as a result of not being Year 2000 Compliant. The computer systems of the Company have the ability to interface properly and will continue to interface properly with internal and external applications and systems of third parties with which the Company exchange data electronically whether or not they are Year 2000 Compliant. The Company has provided Parent and Purchaser with access to true, complete and accurate descriptions in reasonable detail of remedial or other work performed to date in order to ensure Year 2000 Compliance by the Company and a description in reasonable detail of the balance of the work to be performed to ensure Year 2000 Compliance by the Company. In addition, the Company has provided Parent and Purchaser with access to true, complete and accurate copies of materials provided to it by third party vendors with respect to the Year 2000 Compliance of such parties with respect to the operations of the Company.

                  (b) The term "Year 2000 Compliant" as used herein means that the computer systems (i) are capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date related data for dates earlier and later than January 1, 2000, including calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing or any other input or output;
(ii) have the ability to provide date recognition for any data element without limitation (including date-related data represented without a century designation, date-related data whose year is represented by only two digits and date fields assigned special values); (iii) have the ability to function accurately into and beyond the year 2000; (iv) have the ability to interpret data, dates and time correctly into and beyond the year 2000; (v) have the ability to maintain existing information without corrupting such data into and beyond the year 2000;
(vi) have the ability to process correctly after January 1, 2000 data containing dates before that date; and (vii) have the ability to recognize all leap year dates, including February 29, 2000.

         SECTION 3.19 VOTE REQUIRED. The affirmative vote of the holders of fifty five percent (55%) of all outstanding shares of Company Common Stock is required to approve this Agreement and the Merger, and such vote is the only vote of the holders of any series or class of common stock required to approve and adopt the plan of merger in this Agreement and to approve the Merger.

         SECTION 3.20 BROKERS. The Company shall not be obligated to pay any brokerage or finder's fee to any agent, broker, finder, investment banker or financial advisor or other firm or Person or any other commission or similar fee in connection with the transactions contemplated by this Agreement, except to Advest, Inc. in accordance with Schedule 3.20 annexed hereto and subject to
Section 5.9.

         SECTION 3.21 OPINION OF FINANCIAL ADVISOR. The Company's Board of Directors has obtained an opinion from Advest, Inc., financial advisor to the Board, that as of the date of such opinion, the consideration to be received by the holders of the Company Common Stock (other than Parent and its affiliates) in the Offer and the Merger, taken together, is fair, from a financial point of view, to such stockholders.

         SECTION 3.22 INFORMATION IN PROXY STATEMENT; SCHEDULE 14D-1. None of the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (if any) or the Schedule 14D-1 shall, at the date mailed to stockholders and at the time of the meeting of stockholders (if any) to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         SECTION 3.23 TAKEOVER STATUTES. The Company's Board has taken all appropriate and necessary action to approve the transactions contemplated by this Agreement such that Section 611-A of the MBCA will not apply to the Offer, the Merger, this Agreement, the Tender Agreements or any other transactions contemplated hereby or thereby; to the Company's Knowledge, except for Section 910 of the MBCA, no other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation under the laws of the state of Maine is applicable to the Company, the Shares, the Offer, the Merger, this Agreement, the Tender Agreements or the transactions contemplated hereby or thereby.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

         SECTION 4.1 ORGANIZATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not have a Purchaser Material Adverse Effect. As used in this Agreement, "Purchaser Material Adverse Effect" means any event, change or effect that is or reasonably expected to be materially adverse to the assets, liabilities (contingent or otherwise) or condition (financial or otherwise) of Parent or Purchaser and their respective Subsidiaries, taken as a whole, or which impairs the ability of Parent or Purchaser to perform their respective obligations hereunder, except that there shall be excluded from any determination of such definition any event, change or effect any stockholder litigation brought or threatened against Parent or Purchaser or any of their respective officers or directors as a result of this Agreement and the transactions contemplated hereunder. Parent and Purchaser are duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a Purchaser Material Adverse Effect.

         SECTION 4.2 AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Each of Parent and Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Purchaser of this Agreement, and the consummation by them of the transactions contemplated hereby, have been duly authorized by the Boards of Directors of Parent and Purchaser and no other corporate action on the part of Parent and Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser, as the case may be, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Purchaser, as the case may be, enforceable against them in accordance with its respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         SECTION 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings as may be required under the Exchange Act or with the American Stock Exchange and the filing of the Articles of Merger, neither the execution, delivery or performance of this Agreement by Parent and Purchaser nor the consummation by Parent and Purchaser of the transactions contemplated hereby nor compliance by Parent and Purchaser with any of the provisions hereof shall (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or By-Laws or similar organizational documents of Parent or Purchaser, (ii) require on the part of Parent or Purchaser any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Purchaser is a party or by which any of them or any of their properties or assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) or (iv) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or the existence of such violations, breaches or defaults, would not individually or in the aggregate, have a Purchaser Material Adverse Effect.

         SECTION 4.4 FINANCING. Upon the execution hereof and at the expiration of the Offer and at the Effective Time, Parent and Purchaser will have available all the funds necessary for the acquisition of all Shares and to perform their respective obligations under this Agreement, including the payment in full for all Shares validly tendered in the Offer or outstanding as of the Effective Time and will have deposited such funds under the Escrow Agreement.

         SECTION 4.5 INFORMATION IN OFFER DOCUMENTS; PROXY STATEMENT; SCHEDULE 14D-9. None of the information supplied by Parent or Purchaser for inclusion or incorporation by reference in the Offer Documents, Proxy Statement or the
Schedule 14D-9 shall, at the respective times that the Offer Documents, Proxy Statement and Schedule 14D-9 are mailed to stockholders and at the time of the meeting of stockholders (if any) to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         SECTION 4.6 PURCHASER'S OPERATIONS. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

         SECTION 4.7 BROKERS OR FINDERS. Parent represents, as to itself and Purchaser, that no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

         SECTION 4.8 OWNERSHIP OF THE COMPANY. As of the date hereof, neither Parent nor Purchaser, nor any Subsidiary of Parent, is the beneficial owner of any shares of Company Common Stock.

                                    ARTICLE V
                                    COVENANTS

         SECTION 5.1 INTERIM OPERATIONS OF THE COMPANY.

                  (a) The Company covenants and agrees that, except as contemplated by this Agreement or as consented to in writing by Parent or Purchaser, the business of the Company shall be conducted only in the Ordinary Course of Business, subject to the following additional restrictions and requirements:

                           (i) the Company shall not, directly or indirectly,
(A) sell, transfer or pledge or agree to sell, transfer or pledge any Company Common Stock or any capital stock or other securities of the Company or capital stock or any other securities beneficially owned by it, either directly or indirectly; (B) amend or cause to be amended its Articles of Incorporation or By-Laws; or (C) split, combine or reclassify the outstanding Company Common Stock;

                           (ii) the Company shall not: (A) declare, set aside or
pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (B) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any other property or assets, other than shares of Company Common Stock reserved for issuances pursuant to the exercise of Options outstanding on the date hereof; (C) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any right to any trademark, service mark or trade name owned by it or over which it has any right whatsoever; (D) transfer, lease, license, sell, mortgage, pledge, dispose of, purchase, acquire or encumber any (1) real property or (2) any personal property having an aggregate fair market value of $100,000 in a single transaction or a series of related transactions, other than purchases of inventory and sales of products in the Ordinary Course of Business and permitted capital expenditures; (E) incur or modify any indebtedness or other liability, provided, however, that the Company may make borrowings under the Company's existing line of credit solely for working capital purposes, provided the aggregate borrowings outstanding under such line do not at any time exceed $2,600,000; (F) authorize or make any capital expenditures in excess of $50,000 individually and $100,000 in the aggregate; or (G) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                           (iii) the Company shall not modify, amend or
terminate any of its Material Contracts or Benefit Plans or waive, release or assign any rights or claims under any Material Contract or settle or compromise any material litigation;

                           (iv) the Company shall not permit any material
insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;

                           (v) the Company shall not: (A) assume, guarantee,
endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (B) make any loans, advances or capital contributions to, or investments in, or acquisitions of, any other Person; or (C) enter into any commitment with respect to any of the foregoing (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets);

                           (vi) the Company shall not change any of the
accounting methods used by it unless required by a change in law or GAAP or take any action, other than reasonable and usual actions in the Ordinary Course of Business, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

                           (vii) the Company shall not adopt a plan of complete
or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

                           (viii) make any election or settle or compromise any
material federal, state, local or foreign income tax liability;

                           (ix) pay, discharge or satisfy any claim, liability
or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, of liabilities reflected or reserved against in the Company's balance sheet dated November 27, 1998 as the same may become due and payable by its terms, or subsequently incurred in the Ordinary Course of Business;

                           (x) the Company shall not take, or agree to commit to
take, any action that would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time (except for representations made as of a specific date);

                           (xi) except as required under Section 2.4, the
Company shall not amend or change the period (or permit any acceleration, amendment or change) of exercisability of Options granted under any Option Plan or authorize cash payments in exchange for any Options;

                           (xii) the Company shall not increase the compensation
payable or to become payable to its officers, directors or key employees, except in the Ordinary Course of Business or pursuant to obligations under written agreements existing as of the date hereof;

                           (xiii) except as required by applicable law, the
Company shall not except in the Ordinary Course of Business (i.e. pursuant to the Severance policy or practice of the Company existing on the date hereof as disclosed in Schedule 5.1(a)(xiii) annexed hereto), grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director or officer of the Company or establish, adopt, enter into, or accelerate, terminate or amend any Benefit Plan;

                           (xiv) the Company shall use commercially reasonable
efforts to preserve intact the business organizations, goodwill, rights, licenses, permits and franchises of the Company and maintain its existing relationships with customers, suppliers and other Persons having business dealings with it; and

                           (xv) the Company shall not announce an intention,
enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

         SECTION 5.2 ACCESS TO INFORMATION.

                  (a) From the date hereof to the Effective Time, upon reasonable notice and during normal business hours, the Company shall afford to the officers, employees, accountants, consultants, counsel, and other representatives (collectively, "Representatives") of Parent, reasonable access to all its properties, books, contracts, commitments and records (including tax returns), and the Company shall furnish promptly to Parent, at the sole expense of Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request.

                  (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent (i) such financial statements as it regularly and customarily provides to its Board of Directors on a monthly basis, concurrent with the provision of such statements to the Board of Directors, (ii) within ten (10) business days following preparation thereof (and in any event within twenty (20) business days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders' equity and cash flows for the quarter then ended, with condensed notes to such financial statements, and (iii) within ten (10) business days following preparation thereof (and in any event within ninety (90) calendar days after the end of each fiscal year) an audited balance sheet as of the end of such year and the related statements of earnings, stockholders' equity (deficit) and cash flows, all of such financial statements referred to in clauses (i), (ii) and (iii) to be prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by the Company with respect to such financial statements.

                  (c) Parent shall hold, and shall cause its Representative to hold, any such documents or information which are nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement, dated September 21, 1999, between the Company and Parent (the "Confidentiality Agreement").

                  (d) No investigation by Parent, Purchaser or any of their respective Representatives shall affect any representation or warranty of Company in this Agreement or of any party to the Tender Agreements or any condition to the obligations of Parent or Purchaser hereunder.

         SECTION 5.3 CONSENTS AND APPROVALS. Each of the Company, Parent and Purchaser shall use reasonable efforts to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and Purchaser shall use reasonable efforts to promptly obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Purchaser or the Company in connection with the Merger or the taking of any action contemplated or by this Agreement. In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person necessary to be obtained prior to Closing.

         SECTION 5.4 NO SOLICITATION.

                  (a) The Company shall not, and shall use its best efforts to cause its officers, directors, employees and investment bankers, attorneys or other agents retained by or acting on behalf of the Company not to, (i) initiate, solicit or encourage (including by way of furnishing non-public information), directly or indirectly, any inquiries or the making of any proposal or offer that constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) except as permitted by Section 5(b) below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal. The Company will also promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all non-public information furnished to such Person by or on behalf of the Company. The Company shall, and shall cause its directors, officers, employees, financial advisors and other agents or representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted heretofore with respect to any Acquisition Proposal.

                  (b) Notwithstanding Section 5.4(a), the Company and its Board of Directors and its Representatives (i) may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party (a "Potential Acquirer") making an unsolicited Acquisition Proposal (which occurred without a breach of Section 5.4(a)) if the Board determines in good faith, upon the advice of its independent legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information would be inconsistent with the Board's fiduciary duties under applicable law, and (ii) shall be permitted to take and disclose to the Company's stockholders a position with respect to any tender or exchange offer by a Potential Acquirer, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 of the Exchange Act, provided that the Board shall not recommend that the stockholders of the Company tender their Shares in connection with any such tender or exchange offer unless the Board of Directors of the Company determines in its good faith judgment, upon the advice of its independent outside legal counsel, that failing to take such action would be inconsistent with the Board's fiduciary duties under applicable law.

                  (c) In the event that the Company shall receive any Acquisition Proposal or the Company has received any request for nonpublic information relating to the Company or for access to the properties, books or records of the Company, by any Person that the Company has Knowledge is considering making, or has made, an Acquisition Proposal, then it shall promptly inform Parent in writing as to that fact and shall furnish to Parent the identity of the Potential Acquirer and, if any Acquisition Proposal has been made, the terms of such Acquisition Proposal (including a copy of any writing containing such terms submitted by the Potential Acquirer). The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. Notwithstanding the foregoing, the Company shall not engage in negotiations with, or disclose any nonpublic information to, any such Person unless it receives from such Person an executed confidentiality agreement with terms no less favorable to the Company than the Confidentiality Agreement entered into with Parent and Purchaser. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other person which was not previously provided to Parent.

         (d) The Board of Directors of the Company shall not (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent or Purchaser, the approval or recommendation of such Board of Directors of this Agreement, the Offer or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Company's Board of Directors may withdraw or modify or propose to withdraw or modify its recommendation of this Agreement, the Offer or the Merger, recommend or propose to recommend an Acquisition Proposal or terminate this Agreement pursuant to Section 7.1(e) and thereafter enter into an agreement in connection with such Acquisition Proposal if, in each case, the Board determines in good faith, upon the advice of its independent legal counsel, that in order to comply with its fiduciary duties to the Company's stockholders under applicable law it is necessary for the Board to withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger, approve or recommend such Acquisition Proposal or terminate this Agreement and enter into another agreement as described above. The Company shall provide at least five (5) business days advance notice to Parent to the effect that it is taking such action.

                  (e) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide offer or proposal, whether in writing or otherwise, made by a third party or group of third parties to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of, or any equity interest in, the Company pursuant to a merger, consolidation or other business combination, recapitalization, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving the Company (other than the transactions contemplated by this Agreement).

         SECTION 5.5 PUBLICITY. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, until the earlier of the Appointment Date or the date on which this Agreement is terminated in accordance with its terms, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release (or make any written public statement or verbal statement on a conference call with analysts) with respect to the Merger, this Agreement or the other transactions contemplated hereby without notifying in advance the other party, except as may be required by law or by any listing agreement with a national securities exchange.

         SECTION 5.6 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence of which would cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Appointment Date, (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, and (iii) the occurrence or failure to occur of an event or condition that would cause any condition to the consummation of the Offer or the Merger not to be satisfied. The parties agree and acknowledge that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 5.7 DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION.

                  (a) From and for a period five (5) years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless (and shall also cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted under applicable law, to the Company's Articles of Incorporation and By-Laws and provided that the person to whom expenses are advanced provides to the Surviving Corporation an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification) any person who is now, or has been at any time prior to the Effective Time, an officer or director of the Company (the "Indemnified Party") against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby or thereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the extent provided in the Company's Articles of Incorporation or By-Laws in effect at the date hereof, provided that such indemnification obligations shall be subject to all the procedures and limitations imposed from time to time by applicable law.

                  (b) From and for a period of five (5) years after the Effective Time, Parent will maintain or shall cause the Surviving Corporation to maintain in effect policies of directors' and officers' liability insurance with reputable and financially sound carriers covering those persons who, as of immediately prior to the Effective Time, are covered by the Company's directors' and officers' liability insurance policy (the "Insured Parties ") containing terms and conditions which are no less advantageous to the Insured Parties than those that are contained in the Company's directors' and officers' policy currently in effect; provided, however, that neither Parent nor the Surviving Corporation shall be required to expend on an annual basis in excess of one hundred fifty percent (150%) of the annual premium currently paid by the Company for such coverage (the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall, or shall cause the Surviving Corporation to, maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium; provided further, if such insurance coverage cannot be obtained at all, Parent shall purchase all available run-off insurance policies with respect to pre-existing insurance in an amount that, together with all other insurance purchased pursuant to this
Section 5.7(b), does not exceed the Maximum Premium.

         SECTION 5.8 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its respective reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall use their respective reasonable efforts to take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Purchaser agree to use reasonable efforts to cause the Effective Time to occur as soon as practicable following consummation of the Offer, subject to compliance with applicable law.

         SECTION 5.9 FEES AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. The Company agrees that all reasonable and documented legal, accounting, advisory, investment banking, brokerage and agency fees and expenses that have been or will be incurred by it in connection with this Agreement and the transaction contemplated hereby will be paid in full upon or immediately prior to the consummation of the Offer and Merger.

         SECTION 5.10 EMPLOYEE MATTERS.

                  Purchaser shall cause the Surviving Corporation to treat service with the Company prior to the Effective Time by each employee of the Company in the same manner as service with the Company is treated for eligibility and vesting purposes (and excluding benefit accrual purposes, including, without limitation, benefit service under any defined benefit pension plan) under any benefit plan of Company in which any such employee is eligible to participate following the Effective Time and which Purchaser elects, in its sole discretion, to continue or as Purchaser otherwise deems appropriate for any new benefits established by the Surviving Corporation for the Company's employees who become employed by the Surviving Corporation; provided, however that nothing in this Section 5.10 shall obligate Purchaser or the Surviving Corporation to (i) make any particular benefit plan or benefit available to any such employee, (ii) continue any particular benefit plan or benefit or (iii) refrain from terminating or amending any particular benefit plan or benefit.

         SECTION 5.11 TAKEOVER STATUTE. If any "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby or by the Tender Agreements, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such lawful actions as are reasonably necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and the Company, Parent and Purchaser shall, without limiting the generality of any of the foregoing, satisfy the respective obligations imposed on them by virtue of Section 910 of the MBCA.

         SECTION 5.12 SECTION 338 ELECTION. No election shall be made (or deemed made) under Section 338(g) or Section 338(h)(10) of the Code with respect to the Merger.

                                   ARTICLE VI
                                   CONDITIONS

         SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any or all of which may be waived, in whole or in part, by any party solely with respect to its own obligations hereunder to the extent permitted by applicable law:

                  (a) this Agreement shall have been approved and adopted by the vote of the holders of fifty-five percent (55%) of the Company's Common Stock, if required by applicable law and the Articles of Incorporation and By-Laws, in order to consummate the Merger;

                  (b) no statute, rule, order, decree or regulation shall have been enacted, promulgated or enforced by any foreign or domestic Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger;

                  (c) all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained or complied with, as applicable, and shall be in effect at the Effective Time, except for such consents the failure of which to obtain would not have a Company Material Adverse Effect;

                  (d) there shall be no order or injunction of a foreign or United States federal or state court or other Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger;

                  (e) Parent, Purchaser or their affiliates or respective assigns shall have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer except that Parent and Purchaser shall not be entitled to rely on this condition if Purchaser shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under this Agreement; and

                  (f) the Proxy Statement, if required to be prepared and disseminated to the Company's stockholders, shall have been cleared by the SEC and shall not be the subject of any stop order.

         SECTION 6.2 CONDITIONS TO OBLIGATION OF COMPANY TO EFFECT MERGER. The obligation of the Company to consummate the Merger is subject to Parent and Purchaser having performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Effective Time, unless the Company had actual knowledge of such non-performance or non-compliance at the time of acceptance of Shares for payment pursuant to the Offer.

         SECTION 6.3 CONDITIONS TO OBLIGATION OF PARENT AND PURCHASER TO EFFECT MERGER. The obligation of Parent and Purchaser to consummate the Merger is subject to the Company having performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Effective Time, unless Parent or Purchaser had actual knowledge of such non-performance or non-compliance at the time of acceptance of Shares for payment pursuant to the Offer.


                                   ARTICLE VII
                                   TERMINATION

         SECTION 7.1 TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

                  (a) by the mutual written consent of Parent, Purchaser and the Company, by action of their respective Boards of Directors;

                  (b) by either of the Board of Directors of the Company, on the one hand, or the Board of Directors of Parent, on the other, if any Governmental Entity or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action (which order, decree, injunction, ruling or other action the parties hereto shall use their respective reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, injunction, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement shall have used all reasonable best efforts to challenge such order, decree, injunction or ruling;

                  (c) by the Company if (i) there shall have been a breach of any representations or warranties on the part of Parent or Purchaser set forth in this Agreement or if any representations or warranties of Parent or Purchaser shall have become untrue that is not curable, or, if curable, is not cured within ten (10) calendar days after written notice of such breach is given by the Company to Parent and Purchaser, provided that the Company has not breached any of its obligations hereunder in any material respect; (ii) Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five (5) business days following the date of the initial public announcement of the Offer; (iii) there shall have been a breach by Parent or Purchaser of any of their respective covenants or agreements hereunder having a Parent Material Adverse Effect, which has not cured such breach within five (5) business days after notice by the Company thereof; provided, however, that the Company shall not be in breach of any of its obligations hereunder in any material respect;

                  (d) by Parent and Purchaser if (i) there shall have been a breach of any representations or warranties on the part of the Company set forth in this Agreement or if any representations or warranties of the Company shall have become untrue that is not curable or, if curable, is not cured within ten
(10) days after written notice of such breach is given by Parent to the Company; or (ii) there shall have been a breach by the Company of one or more of its covenants or agreements hereunder having a Company Material Adverse Effect or materially adversely delaying the ability of Purchaser to consummate the Offer or of Parent, Purchaser or the Company to consummate the Merger, and the Company has not cured such breach within five (5) business days after notice by Parent or Purchaser thereof; provided that neither Parent nor Purchaser shall be in breach of any of their respective obligations hereunder in any material respect;

                  (e) by Parent and Purchaser or the Company if (i) the Company's Board of Directors shall withdraw, modify or change its recommendation of the Offer or the Merger in a manner adverse to Parent or Purchaser or shall have resolved to do any of the foregoing; (ii) Parent or Purchaser requests in writing that the Company's Board of Directors reconfirm its recommendation of this Agreement, the Offer and the Merger to the stockholders of the Company and the Company's Board fails to do so within five (5) business days after its receipt of Parent's requests; (iii) the Company's Board of Directors shall have recommended an Acquisition Proposal to the Company's stockholders; or (iv) a tender or exchange offer for twenty percent (20%) or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Company's Board of Directors recommends that the Company's stockholders tender their shares in such tender or exchange offer;

                  (f) by the Company, if on any Expiration Date on which no further rights to extend the Offer are available to, or have been exercised by Purchaser, the Minimum Condition has not been met, or Purchaser shall have failed to pay for Shares pursuant to the Offer to the extent required by Section 1.1(a); provided, however, that the right to terminate this Agreement pursuant to this subsection (f) shall not be available to the Company if it has breached in any material respect its obligations under this Agreement that in any manner shall have proximately contributed in any material respect to the failure referenced in this subsection (f); or

                  (g) by Parent or Purchaser, if on any Expiration Date on which no further rights to extend the Offer are available to, or have been exercised by Purchaser, all conditions to Purchaser's obligation to accept for payment and pay for shares pursuant to the Offer shall have been satisfied or waived other than the Minimum Condition and Purchaser terminates the Offer in accordance with the provisions of Annex A attached hereto without purchasing Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this subsection (g) shall not be available to Parent and Purchaser if either of them has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed in any material respect to the termination of the Offer.

         SECTION 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than this Section 7.2 and Sections 5.2(c) and 7.3) shall forthwith become null and void, and there shall be no liability on the part of the Parent or the Company or any of their respective Representatives, except nothing in this Section 7.2 shall relieve any party of liability for fraud or for willful breach of this Agreement.

         SECTION 7.3 PAYMENT OF TERMINATION FEE. In the event this Agreement is terminated by the Company, Parent or Purchaser pursuant to Section 7.1(e), the Company shall simultaneously with or prior to such termination, pay Parent a termination fee in the amount of $1,500,000 (the "Fee") by wire transfer of immediately available funds to an account designated by Parent. The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without this agreement, Parent and Purchaser would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to and in accordance with this Section 7.3, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the Fee set forth in this Section 7.3, the Company shall also pay to Parent its reasonable and documented out-of-pocket costs, fees and expenses (including reasonable and documented attorneys' fees) incurred in connection with such litigation. The provisions of this Section 7.3 shall not derogate from any rights or remedies which Parent or Purchaser may possess under this Agreement or under applicable law, as the case may be, provided that the Fee shall be liquidated damages and the sole and exclusive remedy of Parent in the event that this Agreement is terminated under circumstances which entitle Parent to payment of such Fee.


                                  ARTICLE VIII
                                  MISCELLANEOUS

         SECTION 8.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto (which in the case of the Company shall require approval of its Board of Directors and include approvals as contemplated in Section 1.3(b)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration.

         SECTION 8.2 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time, termination of this Agreement, or, in the case of the Company, shall survive the acceptance for payment of, and payment for, the shares of Company Common Stock pursuant to the Offer. This Section 8.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or the purchase of shares of Company Common Stock by Purchaser pursuant to the Offer.

         SECTION 8.3 NOTICES. All notices (which term shall include any other communications) required or permitted to be given under this Agreement or in connection with the matters contemplated by this Agreement shall be in writing and shall be deemed to have been duly given to the intended party (i) when personally delivered, (ii) upon receipt if sent by reputable overnight courier service or (iii) when successfully transmitted by telecopier without interruption (with a confirming copy of such transmission sent within one business day by reputable overnight courier service) to the party for whom intended, provided that any notice received by telecopy or otherwise at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph, provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. All notices required to be given under this Agreement shall be sent to the party using the addresses or telecopy numbers specified below:

                  (a)      if to Parent or Purchaser, to:

                           Riedman Corporation
                           PSC Aquisition Corp.
                           45 East Avenue
                           Rochester, New York 14604
                           Attention: James R. Riedman, President
                           Telephone No: (716) 232-4424
                           Facsimile No: (716) 232-7802


                           with a copy to:

                           Woods, Oviatt, Gilman, Sturman & Clarke LLP
                           700 Crossroads Building
                           Two State Street
                           Rochester, New York 14614
                           Attention:  Harry P. Messina, Jr., Esq.
                           Telephone No.: (716) 987-2800

                           Facsimile No.:  (716) 454-3968

                  (b)       if to the Company, to:

                           Penobscot Shoe Company
                           450 North Main Street
                           Old Town, Maine 04468
                           Attention: Irving Kagan,
                           Chairman of the Board of Directors
                           Telephone No: (207) 827-4431
                           Facsimile No: (207) 827-4834


                           with copies to:

                           Choate, Hall & Stewart
                           One Exchange Place
                           Boston, Massachusetts 02109-2891
                           Attention: Harry A. Hanson, III, Esq. P.C.
                           Telephone No.:  (617) 248-5000
                           Facsimile No.:  (617) 248-4000
                           and

                           Rudman & Winchell, LLC
                           84 Harlow Street, 4th Floor
                           Bangor, Maine 04402
                           Attention:  Gerald E. Rudman, Esq.
                           Telephone No.:  (207) 947-4501
                           Facsimile No.:  (207) 941-9715

         SECTION 8.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         SECTION 8.5 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement, the Disclosure Schedule, the Tender Agreements and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitutes the entire agreement and supersedes all prior agreements; understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 1.3, 2.1, 2.2, 2.3, 2.4, 5.7 and 5.9, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. References herein to this Agreement shall for all purposes be deemed to include references to the Disclosure Schedule.

         SECTION 8.6 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or authority to be invalid, void, unenforceable or against its regulatory policy, the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction, and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, provided that the commercial objective of this Agreement is not frustrated thereby.

         SECTION 8.7 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the MBCA, where applicable, and otherwise with the laws of the State of New York without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

         SECTION 8.8 JURISDICTION.

                  (a) Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement or otherwise, and any action for enforcement of any judgment in respect thereof shall be brought in the courts of the State of New York or of the United States of America for the Western District of New York, to the extent the proceeding involves an interpretation or enforcement of the MBCA, the state or federal courts located in the State of Maine and, by execution and delivery of this Agreement, the Company, Parent and Purchaser each hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts thereof. The Company, Parent and Purchaser irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company, Parent or Purchaser at their respective addresses referred to in Section 8.3 hereof.

                  (b) The Company hereby designates CT Corporation as its agent for service of process in the State of New York solely with respect to any dispute or controversy arising out of this Agreement only, and service upon the Company for such purposes shall be deemed to be effective upon service of CT Corporation as aforesaid. The Company further covenants and agrees to execute, upon Parent's request, such documents and agreements as are reasonably necessary to confirm such designation.

                  (c) Parent and the Purchaser hereby designate CT Corporation as their respective agent for service of process in the State of Maine solely with respect to any dispute or controversy arising out of this Agreement and relating to an interpretation of or involving enforcement of the MBCA, and service upon Parent or the Purchaser for such purposes shall be deemed to be effective upon service of CT Corporation as aforesaid.

                  (d) The Company, Parent and Purchaser each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or otherwise brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise),
(c) that the proceeding in any such court is brought in an inconvenient forum,
(d) that the venue of such proceeding is improper or (e) that this Agreement, or the subject matter hereof, may not be enforced in or by such court. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

         SECTION 8.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent; provided that, in the case of any such assignment by Purchaser, Purchaser shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

         SECTION 8.10 WAIVER. Any waiver of compliance with any obligation, covenant, agreement, provision or condition of this Agreement or consent pursuant to this Agreement shall not be effective unless evidenced by an instrument in writing executed by the party to be charged. Any waiver of compliance with any such obligation, covenant, agreement, provision or condition of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.

         SECTION 8.11 HEADINGS. The table of contents and the descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

         SECTION 8.12 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. Accordingly, it is agreed that the parties hereto (a) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to compel specific performance of this Agreement in any proceeding instituted in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and (b) will waive, in any proceeding for specific performance, the defense of adequacy of a remedy at law. Each of the parties further agrees to waive any requirement for the securing or posting of any bond or other security in connection with any proceeding for specific performance.

         SECTION 8.13 OBLIGATIONS OF PARENT AND THE COMPANY OF PARENT AND THE COMPANY. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires the Company to take or refrain from taking any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take or refrain from taking, as applicable, such action.

         SECTION 8.14 LIMITATIONS ON WARRANTIES.

                  (a) Except for the representations and warranties contained in
Article III of this Agreement, the Company makes no other express or implied representation or warranty to Parent or Purchaser. Parent and Purchaser acknowledge that, in entering into this Agreement, it has not relied on any representations or warranties of the Company other than the representations and warranties of the Company set forth in Article III of this Agreement.

                  (b) Except for the representations and warranties contained in
Article IV of this Agreement, Parent and Purchaser make no other express or implied representation or warranty to the Company. The Company acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Parent and Purchaser other than the representations and warranties of Parent and Purchaser set forth in Article IV of this Agreement.

         SECTION 8.15 SCHEDULES. The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

         SECTION 8.16 INTERPRETATION. The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the gender and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

         SECTION 8.17 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         SECTION 8.18 DRAFTING AND NEGOTIATION. The parties have jointly participated in the drafting and negotiation of this Agreement. In the event of any ambiguity, this Agreement shall be construed as if drafted jointly and no presumption shall arise favoring any party by virtue of authorship of any provision of this Agreement. In any action involving this Agreement, the parties shall be deemed to have jointly drafted this Agreement.

         SECTION 8.19 EXECUTION. This Agreement may be executed by facsimile signatures and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.




         IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                              Penobscot Shoe Company

                                       By:    /s/ Irving Kagan
                                            ---- -------------------------------
                                       Name:  Irving Kagan
                                       Title: Chairman of the Board of Directors


                                              PSC Acquisition Corp.

                                       By:    /s/ James R. Riedman
                                             ----------------------------------
                                       Name:  James R. Riedman
                                       Title  President

                                              Riedman Corporation

                                       By:   /s/ James R. Riedman
                                             ----------------------------------
                                       Name:   James R. Reidman
                                       Title:  President

                              List of Attachments

Exhibit A -- Escrow Agreement

Annex A   -- Conditions to the Offer

Company's Disclosure Statement

                                                                       Exhibit A


                                ESCROW AGREEMENT


         This ESCROW AGREEMENT made as of the 6th day of October, 1999 by and among RIEDMAN CORPORATION, a New York corporation, with principal offices at 45 East Avenue, Rochester, New York 14604 ("Parent"), PSC ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Parent, with principal offices at 45 East Avenue, Rochester, New York 14604 ("Purchaser"), PENOBSCOT SHOE COMPANY, a Maine corporation, with principal offices at 450 North Maine Street, Old Town, Maine 04468 ("Company"), and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York corporation, with offices at 255 East Avenue, Rochester, New York 14604 ("Escrow Agent").

                                R E C I T A L S :

         A. Parent, Purchaser and Company have entered into an Agreement and Plan of Merger dated this date (the "Merger Agreement") whereby Purchaser has agreed to commence an offer (the "Offer") to purchase for cash any and all shares of the issued and outstanding Company common stock, par value $1.00 per share (the "Shares"), at a price of $11.75 per Share, net to the seller in cash (such price, or such higher price per Share as Purchaser may indicate in the Offer being referred to herein as the "Offer Price"), subject to the conditions set forth in the Merger Agreement.

         B. Parent and Purchaser have agreed to deposit with the Escrow Agent, in escrow, an amount equal to the product of the Offer Price ($11.75) and the number of Shares outstanding (1,388,291) or $16,312,419 which, together with such sums as Parent and Purchaser may subsequently deposit to reflect any increase in the Offer Price, shall be referred to as the "Escrow Fund".

         C. The Escrow Agent is willing to accept the Escrow Fund on the terms hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

         1. ESCROW FUND. Parent and Purchaser hereby deposit the Escrow Fund with Escrow Agent, in escrow, and Escrow Agent hereby accepts the Escrow Fund, acknowledges receipt of $16,312,419.00 and agrees to hold and disburse the same in accordance with the terms of this Escrow Agreement.

         2.       INITIAL RELEASE OF ESCROW FUND.

                  (a) Parent, Purchaser and Company agree that when the Minimum Condition of the Offer and the other conditions to the Offer set forth in Annex A of the Merger Agreement have been fulfilled and/or waived by Purchaser, they shall jointly execute and deliver to the Escrow Agent a written authorization and direction ("Instruction") that the Escrow Agent transfer from the Escrow Fund to the Account hereinafter designated the amount indicated by them, being the product of the Offer Price and the number of Shares which have been validly tendered, not withdrawn and accepted by Parent and Purchaser as provided in the Offer.

                  (b) Escrow Agent agrees, upon receipt of such Instruction, promptly to transmit by wire transfer from the Escrow Fund to the Account the sum set forth in the Instruction.

                  (c) The Account to which funds shall be transferred by the Escrow Agent under this Section 2 is as follows:

                           BankBoston, N.A.
                           100 Federal Street
                           Boston, MA  02105
                           ABA#: 011-000-390
                           AC#: 56100123
                           Boston EquiServe Reorg Operating Account
                           Attention:  Lisa Marchese, Ext. 3757

                  Company, Purchaser and Parent understand and agree that under Uniform Commercial Code Article 4A, all banks executing the above wire instructions are entitled to rely on the account number and bank routing/transit number provided by Company, Purchaser and Parent, and have no duty to discover errors or discrepancies between names and such account numbers. Company, Purchaser and Parent represent and warrant that they have used extraordinary care to verify that the numbers set forth above are correct. The Escrow Agent's acceptance of such wire transfer instructions shall be binding on all parties and the Escrow Agent will not be liable for any cost, expense or loss arising out of such transactions.

         3.       FURTHER RELEASE OF ESCROW FUND.

                  (a) Company agrees that, upon request of Parent and Purchaser, whenever Purchaser accepts additional Shares tendered pursuant to the Offer beyond those required to meet the Minimum Condition under the Merger Agreement, Company will join with Parent and Purchaser in providing joint Instruction to the Escrow Agent to transfer additional amounts from the Escrow Fund to the Account, such amounts to be equal to the product of the Offer Price and the number of additional tendered Shares accepted by Purchaser.

                  (b) The Escrow Agent agrees, upon receipt of such Instruction, promptly to transmit by wire transfer from the Escrow Fund to the Account the additional amounts set forth in the Instruction.

         4. RELEASE OF ESCROW FUNDS UPON MERGER. Company, Parent and Purchaser agree that upon merger of Company and Purchaser, with Purchaser or Company as survivor, and whether a short-form merger under Section 904 of the Maine Business Corporation Act ("MBCA") or a merger approved at a meeting of stockholders of the Company, Company and Purchaser shall promptly present to Escrow Agent their joint Instruction (or the surviving corporation under the merger shall give its Instruction) to transmit by wire transfer from the

Escrow Fund to the Account a specified amount. Company and Purchaser agree the amount shall be equal to the product of the Offer Price and the remaining issued and outstanding Shares of the Company which were not previously accepted by Purchaser, less any Demanding Shares or Dissenting Shares (as defined in the Merger Agreement). The Escrow Agent agrees, upon receipt of such Instruction, promptly to transmit by wire transfer from the Escrow Fund to the Account the amount set forth in such Instruction. It is agreed by the Parent, Purchaser and Company that any amounts to be paid to holders of Demanding Common Stock or Dissenting Common Stock shall be paid from the Escrow Fund, including such additional funds as shall be required to be deposited by Parent and Purchaser to satisfy the applicable provisions of Sections 910 and 909 of the MCBA. However, Instruction to the Escrow Agent for disbursement of any such amounts shall be signed only by Parent and shall certify that the amount is for payment of Demanding Common Stock or Dissenting Common Stock. Parent shall send a copy of the Instruction to the Company at the same time it sends the Instruction to the Escrow Agent. The Escrow Agent agrees, upon receipt of such Instruction from Parent, promptly to transmit by wire transfer from the Escrow Fund to the Account the amount set forth in such Instruction.

         5. RELEASE OF ESCROW FUNDS UPON TERMINATION OF TENDER OFFER OR MERGER AGREEMENT. In the event that (1) Parent or Purchaser terminates the Offer or (2) Company terminates the Merger Agreement, Parent shall give written notice to the Escrow Agent to pay over to Purchaser all funds, together with earnings thereon, then remaining in the Escrow Account ("Release Notice"). Upon receipt of the Release Notice, Escrow Agent shall pay over such amounts according to the instructions set forth in the Release Notice. Parent shall send to the Company a copy of any Release Notice at the same time it is given to the Escrow Agent.

         6. INVESTMENT OF ESCROW FUND. Escrow Agent may invest the Escrow Funds if so directed by Parent in obligations of the United States government or any agency or instrumentality thereof, or in obligations that are guaranteed or insured by the United States government or any agency or instrumentality thereof. Any net profit resulting from, or interest or income produced by such investments shall be payable to Parent or Purchaser on written Instruction given by Parent.

         Escrow Agent shall send to Parent a monthly statement showing the investments in which the Escrow Fund is invested ("Escrow Fund Investments"), the purchase price of investments purchased during the statement period and the market value of Escrow Fund Investments as of the end of the statement period. Parent shall review such statements and determine whether the market value of Escrow Fund Investments is sufficient to enable the Escrow Fund to satisfy all remaining obligations originally contemplated to be paid out of the Escrow Fund. In the event that the Escrow Fund shall not be sufficient to satisfy all remaining obligations originally contemplated to be paid out of the Escrow Fund, Parent shall promptly thereafter deposit in such Escrow Fund cash in an amount sufficient to enable such Escrow Fund to satisfy all remaining obligations originally contemplated to be paid out of such Escrow Fund.

         7. FEE OF ESCROW AGENT. For its services hereunder, Escrow Agent shall receive the fees set forth on the fee schedule attached hereto as Exhibit A. Parent and Purchaser shall be solely responsible for payment of Escrow Agent's fee hereunder and Escrow Agent shall have no claim whatsoever on the Escrow Fund. Parent may, in its sole discretion, authorize Escrow Agent's fees to be paid from any interest or other earnings on the Escrow Fund, but not from any amounts deposited by Parent or Purchaser to the Escrow Fund.

         8.       LIABILITY OF ESCROW AGENT.

                  (a) Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, may assume the validity and accuracy of any statements or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner of execution, or validity of any written instructions delivered to it; nor as to the identity, authority, or rights of any person executing the same and shall otherwise not be liable for any mistakes of fact or error of judgment, or for any acts or omissions of any kind unless caused by its willful misconduct or gross negligence. The Escrow Agent shall be fully protected in acting without inquiry in accordance with such written instruction, including by way of example, and not as a limitation, without inquiry as to purposes for which amounts disbursed from the Escrow Fund are expended, or whether the party giving the written instruction has given a copy or other notice of such instruction to any other party. The Escrow Agent shall not be liable for any loss or diminution in value of the Escrow Fund as a result of the investment of the Escrow Fund, nor shall it be responsible if the Escrow Fund is not sufficient to make intended payments. The Escrow Agent shall have no duty to calculate or verify any amounts required to be transferred to the Account or otherwise disbursed from the Escrow Fund.

                  (b) It is agreed that the duties of Escrow Agent are purely ministerial in nature and shall be expressly limited to the safekeeping of the Escrow Fund and for the disposition of same in accordance with this Escrow Agreement and any costs, expenses or fees incurred by the Escrow Agent in the performance of these duties (except as described in the next sentence or in Section 9) shall be borne by Parent and Purchaser. Each of Company, Parent and Purchaser hereby agrees to indemnify, defend and hold Escrow Agent harmless from and against any and all claims, liabilities, damages, costs, penalties, losses, actions, suits or proceedings at law or in equity, or any other expenses, fees or charges of any character or nature (including, without limitation, attorneys' fees, paralegals' fees and costs incurred in all trial and appellate proceedings or otherwise if no litigation is instituted) which it may incur or with which it may be threatened directly or indirectly arising from or in any way connected with this Escrow Agreement, whether or not such claims, liabilities, damages, costs, penalties, losses, actions, suits or proceedings arise from or are in any way connected with any negligence of Escrow Agent. Notwithstanding anything in this subparagraph (b) to the contrary, in no event shall Escrow Agent be absolved from any liability arising from Escrow Agent's gross negligence or willful misconduct.

         9.       DISPUTES.

                  (a) In the event Escrow Agent is joined as a party to a lawsuit relating to the Escrow Fund or this Agreement, Escrow Agent shall, at its option, either: (i) tender the Escrow Fund to the appropriate court; or (ii) disburse the Escrow Fund in accordance with the court's ultimate disposition of the case, and Company, Parent and Purchaser hereby, jointly and severally, agree to indemnify, defend and hold Escrow Agent harmless from and against all costs, expenses, damages or losses in connection therewith, including, but not limited to, attorneys' and paralegals' fees and court costs at all trial and appellate levels.

                  (b) In the event Escrow Agent, pursuant to Section 9(a) or 10(d), tenders the Escrow Fund to the appropriate court and files an action of interpleader or other appropriate action naming the other parties hereto and any affected third parties of whom Escrow Agent has received actual notice, Escrow Agent shall be released and relieved from any and all further obligation and liability hereunder or in connection herewith and Company, Parent and Purchaser hereby, jointly and severally, agree to indemnify, defend and hold Escrow Agent harmless from and against all costs, expenses, damages or losses arising in connection therewith, including, but not limited to, all costs and expenses incurred by Escrow Agent in connection with the filing of such action, including, but not limited to, attorneys' and paralegals' fees and court costs at all trial and appellate levels.

         10.      REMOVAL AND RESIGNATION OF ESCROW AGENT.

                  (a) Company, Parent and Purchaser may, upon written notice to Escrow Agent, remove the Escrow Agent, in which event removal shall take effect no earlier than twenty (20) days after notice to Escrow Agent of such removal, during which period, Company, Parent and Purchaser shall agree on a successor escrow agent to assume the duties of the Escrow Agent hereunder.

                  (b) Escrow Agent may resign as Escrow Agent at any time upon giving notice to the other parties of its desire to so resign; provided, however, that resignation of Escrow Agent shall take effect no earlier than ten
(10) days after the giving of notice of resignation, during which period, Company, Parent and Purchaser shall agree on a successor escrow agent to assume the duties of the Escrow Agent hereunder.

                  (c) Upon termination of the duties of Escrow Agent as set forth above, Escrow Agent shall deliver the Escrow Fund to the newly appointed escrow agent designated by the other parties, and, except for rights of Escrow Agent specified in this Escrow Agreement, Escrow Agent shall not otherwise have the right to withhold the Escrow Funds from said newly appointed escrow agent.

                  (d) In the event the other parties fail to agree to a successor escrow agent within the period described hereinabove, Escrow Agent shall have the right to deposit the Escrow Fund into the appropriate court and request judicial determination of the rights among the other parties by interpleader or other appropriate action and, the other parties hereby, jointly and severally, agree to indemnify, defend and hold Escrow Agent harmless from and against any costs, expenses, damages or losses in connection therewith, including, but not limited to, reasonable attorneys' and paralegals' fees and court costs at all trial and appellate levels.

                  (e) Escrow Agent shall not be bound by any modification, cancellation or rescission of this Escrow Agreement unless in writing and signed by all other parties and Escrow Agent. In no event shall any modification of this Escrow Agreement, which shall affect the rights or duties of Escrow Agent, be binding on Escrow Agent unless it shall have given its prior written consent.

         11. NOTICE. Parent, Purchaser and Company agree to send to each other any communications sent to Escrow Agent. Whenever any notice is required or permitted under this Agreement, the notice will be in writing and will be deemed effective and given when received on personal delivery or on receipt of the United States mail, registered or certified mail, return receipt requested, postage prepaid, to the addresses set out below or at other addresses as are specified by written notice delivered in accordance with this Agreement:

         If to Parent or Purchaser: Riedman Corporation
                                    45 East Avenue
                                    Rochester, New York 14604
                                    Attn:  John R. Riedman, President

         and with a copy to:        Woods, Oviatt, Gilman, Sturman & Clarke LLP
                                    700 Crossroads Building
                                    Rochester, New York 14614
                                    Attn: Harry P. Messina, Jr., Esq.

         If to Company:             Penobscot Shoe Company
                                    450 North Maine Street
                                    Old Town, Maine 04468
                                    Attn:  Chairman

         and with copies to:        Choate, Hall & Stewart LLP
                                    Exchange Place
                                    53 State Street
                                    Boston, Massachusetts 02109
                                    Attn: Harry A. Hanson III, P.C.

                                       and

                                    Rudman & Winchell, LLC
                                    84 Harlow Street, 4th Floor
                                    Bangor, Maine
                                    Attn:  Gerald E. Rudman, Esq.

         If to Escrow Agent:        Manufacturers and Traders Trust Company
                                    One M&T Plaza
                                    Buffalo, New York 14203
                                    Attn: Douglas P. Marmion



         12. CHOICE OF LAW AND VENUE. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York. In the event any action, suit or proceeding is instituted as a result of any matter or thing affecting this Escrow Agreement, the parties hereto hereby designate Monroe County, New York as the proper jurisdiction and the venue in which same is to be instituted.

         13. CUMULATIVE RIGHTS. No right, power or remedy conferred upon Escrow Agent by this Escrow Agreement is exclusive of any other right, power or remedy. All such rights, powers and/or remedies shall be cumulative and concurrent and shall be in addition to any other right, power or remedy Escrow Agent may have under the Escrow Agreement or now or hereafter existing at law, in equity or by statute, and the exercise of one right, power or remedy by Escrow Agent shall not be construed or considered as a waiver of any other right, power or remedy.

         14. BINDING AGREEMENT. This Escrow Agreement shall be binding upon the Escrow Agent, the other parties and their respective successors and assigns. This Escrow Agreement may be executed in counterparts, all of which counterparts shall be deemed to be a single document. Signature pages received by facsimile transmission shall be deemed to be an original document.

         15. SURVIVAL. The provisions of this Agreement regarding indemnification of the Escrow Agent by the Parent, Purchaser and/or Company shall survive the termination of this Agreement.

         16. ENTIRE AGREEMENT. The Escrow Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all other written or oral agreements, documents, memoranda, understandings or otherwise between the parties relating to the subject matter hereof.

         IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be executed by their duly authorized officers the day and year first above set forth.

                                     RIEDMAN CORPORATION

                                     By:   /s/ James R. Riedman
                                           ----------------------------
                                     Name:     James R. Riedman
                                     Title:    President

                                     PSC ACQUISITION CORP.

                                     By:   /s/ James R. Riedman
                                           ----------------------------
                                     Name:     James R. Riedman
                                     Title:    President

                                     PENOBSCOT SHOE COMPANY

                                     By:   /s/ Irving Kagan
                                           ----------------------------
                                     Name:     Irving Kagan
                                     Title:    Chairman of the Board

                                     MANUFACTURERS AND TRADERS
                                     TRUST COMPANY

                                     By:   /s/ Doug Marmion
                                           ----------------------------
                                     Name:     Doug Marmion
                                     Title:    Trust Officer

                                     ANNEX A

                             CONDITIONS TO THE OFFER



         Notwithstanding any other provision of the Offer (subject to the provisions of the Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered shares if:

        (a) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer not less than eighty percent (80%) of the total issued and outstanding shares of Company Common Stock on the date hereof (the "Minimum Condition") (which constitutes 1,110,633 Shares as of the date hereof);

         (b) at any time on or after the date of the Agreement and prior to the acceptance for payment of Shares, any of the following events shall occur and be continuing:

                  (i) there shall have been instituted or be pending any action or proceeding before any court or Governmental Entity, (A) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by the Parent, the Purchaser or any other affiliate of the Parent, or the consummation of any other aspect of the Transactions, or seeking to obtain damages in connection with any aspect of the Transactions; (B) seeking to prohibit or limit materially the ownership or operation by the Company, the Parent or any of their Subsidiaries of all or any material portion of the business or assets of the Company, the Parent or any of their Subsidiaries, or to compel the Company, the Parent or any of their Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, the Parent or any of their Subsidiaries, as a result of the Transactions; (C) seeking to impose or confirm limitations on the ability of the Parent, the Purchaser or any other affiliate of the Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated hereby; (D) seeking to require divestiture by the Parent, the Purchaser or any other affiliate of the Parent of any Shares; or (E) which otherwise would constitute a Company Material
                           Adverse Effect;

                  (ii) the representations and warranties of the Company set forth in the Agreement or in the Tender Agreements shall not be true and correct in any respect, as of the date of consummation of the Offer as though made on or as of such date, except (i) for changes specifically permitted by the Agreement or (ii) (A) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of such representations and warranties to be true and correct, do not, individually or in the aggregate, have a Company Material Adverse Effect;

                  (iii) there shall have occurred, since June 30, 1999, any change, condition, event or development that, individually or in the aggregate with any other change, condition or development since such date, has, or could be reasonably expected to have, a Company Material Adverse Effect or any legal or regulatory changes that is or is reasonably expected to be materially adverse to the business operations, properties, condition (financial or otherwise), assets, liabilities (contingent or otherwise) or results of operation or prospects of the Company either individually or in the aggregate;

                  (iv) the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Agreement to be performed or complied with by it (including, without limitation, if any Person shall have entered into any definitive agreement or any agreement in principle with the Company relating to an Acquisition Proposal (other than Parent, Purchaser or any affiliate thereof);

                  (v) there shall have occurred (A) any general suspension of trading in, or limitation on prices for, securities on the American Stock Exchange, which suspension or limitation shall have continued for a period in excess of twenty-four (24) hours, (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by Federal, state or foreign authorities on the extension of credit by lending institutions, which moratorium, suspension, or limitation in Parent's reasonable judgment is reasonably likely to materially affect the ability of Parent to pay for the Shares, (C) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States and reasonably likely to have a Company Material Adverse Effect or materially and adversely affect the consummation of the Offer, or (D) in the case of clauses (A), (B) and (C) above existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

                  (vii) the Board of Directors of the Company (or a special committee thereof) shall have withdrawn or amended, or modified in a manner adverse to Parent and Purchaser its recommendation of the Offer or the Merger, or shall have endorsed, approved or recommended any Acquisition Proposal other than the Transactions or failed to reconfirm its recommendation of this Agreement and the Transactions contemplated hereunder within five (5) days after being requested to do so by Parent and Purchaser;

                  (viii) any Person, other than Parent, Purchaser or their affiliates or any group of which any of them is a member, acquires beneficial ownership of twenty percent (20%)or more of the shares of Common Stock or rights to acquire twenty percent (20%) or more of the outstanding shares of Common Stock;

                  (ix) the Agreement shall have been terminated in accordance with its terms; or

(x) the Parent, Purchaser and the Company shall have agreed in writing that the Purchaser shall terminate the Offer .

         The foregoing conditions are for the sole benefit of Purchaser and Parent and, subject to the Agreement, may be asserted by either of them or may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.